Exhibit 2.1
STOCK PURCHASE AGREEMENT
BY AND AMONG
PEERLESS MFG. CO.,
NITRAM ENERGY, INC.,
WARNER G. MARTIN,
SHIRLEY J. MARTIN,
KEVIN P. MARTIN,
SHERRY L. KING,
VIRGINIA M. O’CONNOR,
ANTHONY J. PALIWODA,
AND
ROBERT SHERMAN
April 7, 2008

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

Exhibits
A — Form of Escrow Agreement
B — Form of Buyer Closing Certificate
C — Form of Buyer Secretary Certificate
D — Form of Sellers Closing Certificate
E — Form of Company Secretary Certificates
F — Form of Certificate of Non-Foreign Status
G — Form of Section 1362(e)(3) Election
Schedules

1.1	—	Permitted Liens
2.2	—	Seller Bank Accounts
2.3(a)	—	Working Capital Methodology
3.1	—	Corporate Existence
3.2	—	Directors and Officers
3.3	—	Consents
3.4	—	Non-Contravention
3.5	—	Company Capitalization
3.6	—	Subsidiaries
3.7(a)	—	Tangible Assets
3.7(b)	—	Liens
3.7(e)	—	Potential Flood Zone Areas
3.7(f)	—	Mineral Lease
3.8	—	Financial Statement Disclosures
3.8(g)	—	Backlog
3.8(h)	—	Off-Balance Sheet Arrangements
3.9	—	Disclosure Controls and Procedures
3.10	—	Certain Charges
3.10(b)	—	Capital Expenditures
3.10(i)	—	Litigation Settlements
3.10(j)	—	Tax Election
3.11(a)	—	Material Agreements
3.11(b)	—	Retained Material Agreements
3.11(c)	—	Material Agreement Disclosures
3.12	—	Litigation
3.14(a)	—	Material Customers
3.15	—	Intellectual Property
3.15(n)	—	Form of Intellectual Property Confidentiality Agreement
3.17	—	Insurance
3.18	—	Permits
3.20(a)	—	Employees
3.20(b)	—	Employee Disclosure
3.21(a)	—	Employee Benefit Plan
3.21(f)	—	Employee Plan Liability
3.21(k)	—	Reports and Filings Status

-v-

3.21(n)	—	Change in Control Plans
3.21(o)	—	409A Deferred Compensation
3.22	—	Environmental Matters
3.23(k)	—	Subchapter S Corporations
3.23(l)	—	Foreign Subsidiaries Net Operating Losses
3.24	—	Competing Interests
3.26	—	Export Compliance
3.27	—	Bank Accounts
3.30	—	Product Warranty
5.1(h)	—	2008 Capital Expenditures
5.1(o)	—	Prior Tax Return Amendments
7.3	—	Consents Required for Closing
10.1	—	Noncompete Exclusions

-vi-

STOCK PURCHASE AGREEMENT
     This STOCK PURCHASE AGREEMENT (the “Agreement”) is made to be effective as of this 7th day of April, 2008, by and among PEERLESS MFG. CO., a Texas corporation (“Buyer”), NITRAM ENERGY, INC., a New York corporation (the “Company”), and WARNER G. MARTIN, SHIRLEY J. MARTIN, KEVIN P. MARTIN, SHERRY L. KING, VIRGINIA M. O’CONNOR, ANTHONY J. PALIWODA and ROBERT SHERMAN (collectively, the “Sellers”).
RECITALS
     WHEREAS, the Company, directly and through its direct and indirect subsidiaries, is engaged in the businesses of manufacturing, marketing and distributing on a worldwide basis gas/liquid and gas/solid separators, pulsation dampeners and silencers, hairpin-style specialty heat exchangers and other heat transfer products (such businesses, the “Business”);
     WHEREAS, the Sellers are the owners of all of the issued and outstanding shares of the capital stock of the Company (the “Shares”); and
     WHEREAS, Buyer desires to purchase all of the Shares from the Sellers, and the Sellers desire to sell to Buyer, all of the Shares subject to the conditions set forth in this Agreement;
AGREEMENTS
     NOW, THEREFORE, in consideration of the mutual covenants, conditions and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
ARTICLE 1
DEFINITIONS
     Section 1.1 Definitions.
     (a) The following terms, as used herein, have the following meanings:
     “Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.
     “Applicable Law” means, with respect to any Person, any federal, state, local or foreign statute, law (including common law), ordinance, code, rule, regulation, order, injunction, judgment, decree, writ, restraining order, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Body, in each case to the extent binding upon or applicable to such Person, or its business, employees, or assets or the transactions under this Agreement, as amended from time to time.

     “Bos-Hatten” means Bos-Hatten, Inc., a New York corporation and wholly-owned subsidiary of the Company.
     “Burgess-Manning” means Burgess-Manning, Inc., a Texas corporation and a wholly-owned subsidiary of the Company.
     “Burgess-Manning India” means Burgess-Manning (India) Pvt. Ltd., an Indian corporation, of which Burgess-Manning owns a 60% ownership interest.
     “Burgess-Manning Singapore” means Burgess-Manning (S) PTE Limited, a Singapore corporation.
     “Burgess-Manning UK” means Burgess-Manning Europe Limited, a United Kingdom corporation and wholly-owned subsidiary of Burgess-Manning.
     “Burgess Miura” means Burgess Miura Co., Ltd., a Japanese corporation, of which the Company owns a 40% ownership interest.
     “Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in Dallas, Texas or New York, New York are authorized or required by Applicable Law to close.
     “Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.
     “Company Subsidiaries” means the U.S. Subsidiaries and the Foreign Subsidiaries.
     “Consent” means any consent, waiver or authorization from, notice to, registration, declaration or filing with, or approval of any Governmental Body or any other Person.
     “Contract” means any contract, agreement, arrangement, commitment, understanding, note, bond, mortgage, lease, license, indenture or other legally binding agreement, whether written or oral, and including all amendments thereto.
     “Environmental Condition” means any pollution, contamination, degradation, damage or injury caused by, related to, arising from or in connection with a Release or the generation, handling, use, treatment, storage, transportation, disposal, discharge, or emission of any Hazardous Substance.
     “Environmental Law” means any Applicable Laws pertaining to the protection of the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act, 42 U.S.C. § 9601 et seq. (“CERCLA”), the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq. (“RCRA”), the Federal Water Pollution Control Act, as amended by the Clean Water Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 42 U.S.C. §7401 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq, and any similar state or local statutes.

     “Environmental Liabilities” means any Liabilities, Litigation and Liens (including remedial, removal, response, abatement, clean-up, investigative or monitoring costs and any other related costs and expenses), (i) pursuant to any Contract, order, notice or responsibility, directive (including directives embodied in Environmental Laws), injunction, judgment, decree, writ, restraining order, ruling or similar requirement (including settlements) arising out of or in connection with any Environmental Laws, or (ii) pursuant to any claim by a Governmental Body or other Person for personal injury, property damage, damage to natural resources, remediation or payment or reimbursement of response costs incurred or expended by the Governmental Body or Person pursuant to Environmental Law.
     “Environmental Material Adverse Effect” means any Environmental Liabilities arising out of the operation of the Assets or the Business that have or are reasonably expected to exceed $50,000 per occurrence, or $250,000 in the aggregate.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
     “ERISA Affiliate” of any Person means any other Person which, together with such Person, would be treated as a single employer under Section 414 of the Code.
     “Foreign Subsidiaries” means Burgess-Manning UK, Burgess-Manning Limited, a United Kingdom corporation, Skimovex Ltd., a United Kingdom corporation, Skimovex International B.V., a Dutch corporation, Skimovex B.V., a Dutch corporation, Burgess-Manning S.A., a French corporation, Quiet Flo Engineering Limited, a United Kingdom corporation, Burgess Manning India and Burgess-Miura.
     “GAAP” means generally accepted accounting principles in the United States consistently applied.
     “Governmental Body” means any governmental body, agency or official of any country or political subdivision of any country, including any federal, national, supranational, state, provincial, local or other government, governmental, regulatory or administrative authority (including any self-regulatory organization), agency or commission or any court, tribunal, or judicial or arbitral body.
     “Hazardous Substances” means (i) any “hazardous waste” as defined by RCRA or under any applicable state law or regulation; (ii) any “hazardous substance” as defined by CERCLA and regulations promulgated thereunder or under any applicable state law or regulation; (iii) any petroleum-based products, by-products or waste materials; (iv) any other pollutant, contaminant, or other material that under Environmental Laws requires special handling or notification of any Governmental Body in its collection, storage, transport, treatment, or disposal, including without limitation asbestos-containing materials and lead-based paint; and (v) any other chemical, substance or waste that is regulated under any Environmental Law.
     “Intellectual Property Rights” means (i) inventions, whether or not patentable, reduced to practice or made the subject of one or more pending patent applications, (ii) national and multinational statutory invention registrations, patents and patent applications (including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof)

registered or applied for in the United States and all other nations throughout the world, (iii) trademarks, service marks, trade dress, logos, domain names, trade names and corporate names (whether or not registered) in the United States and all other nations throughout the world, including all registrations and applications for registration of the foregoing and all goodwill associated therewith, (iv) copyrights (whether or not registered) and registrations and applications for registration thereof in the United States and all other nations throughout the world, including all renewals, extensions, or restorations associated with such copyrights, now or hereafter provided by Applicable Law, (v) computer software (including source code, object code, byte code, firmware, operating systems and specifications), (vi) trade secrets and confidential business information (including pricing and cost information, business and marketing plans and customer and supplier lists) and know-how (including manufacturing and production processes and techniques and research and development information), (vii) industrial designs (whether or not registered), (viii) databases and data collections, (ix) copies and tangible embodiments of any of the foregoing, in whatever form or medium, (x) all rights in all of the foregoing provided by treaties, conventions and common law and (xi) all rights to sue for past, present and future infringement or misappropriation of any of the foregoing.
     “IT Assets” means computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation owned by the Company or any of the Company Subsidiaries or licensed or leased by the Company or any of the Company Subsidiaries (excluding any public networks).
     “Knowledge of the Sellers” and “Sellers’ Knowledge” means the actual knowledge of any Seller or any of the Company’s or the Company Subsidiaries’ directors and officers, in each case after reasonable inquiry of the individuals having primary responsibility for such matter.
     “Known Environmental Conditions” means the Environmental Conditions described in Schedule 3.22, and any other Environmental Conditions that are discovered through the course of further investigations conducted at such facilities as a result of the conditions described in Schedule 3.22 and are as a result of a release of Hazardous Substances occurring on or before the Closing Date.
     “Liabilities” of any Person means any and all direct and indirect debts, obligations, Contracts or other liabilities of any kind, character or description, disputed or undisputed, accrued or unaccrued, asserted, absolute or contingent, liquidated or unliquidated, determined, determinable or otherwise known or unknown, whether presently in existence or arising hereafter, and whether or not required by GAAP to be accrued on the financial statements or books and records of such Person.
     “Licensed Intellectual Property Rights” means all Intellectual Property Rights owned by a third party and licensed or sublicensed to the Company or any of the Company Subsidiaries.
     “Lien” means any mortgage, lien, pledge, charge, security interest, encumbrance, community property interest or other claim of any kind or nature.

     “Material Adverse Effect” means, with respect to any Person, any change, event, set of circumstances or facts, occurrence or development that either individually or in the aggregate (i) is materially adverse to the business, results of operations, assets, financial condition, operations or prospects of such Person and its Subsidiaries, taken as a whole, (ii) prevents or impairs the ability of such Person or any of its Subsidiaries to perform their respective obligations under this Agreement or any of the other Transaction Documents to which it is a party, or (iii) prevents or materially impedes, interferes with, hinders, or delays the consummation of the transactions contemplated by this Agreement or any of the other Transaction Documents.
     “1933 Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
     “1934 Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
     “Ordinary Course of Business” means normal course operations of the Business, consistent with Past Practice, without any material changes, modifications or occurrences, either as to scope, magnitude or amount.
     “Ordinary Course Obligation” means recurring Liabilities incurred in the normal course of operation of the Business, consistent with Past Practice, but do not include any Liabilities resulting from a violation of Applicable Law or any Liabilities under a Contract that result from any breach or default (or event that with notice or lapse of time would constitute an actual or alleged breach or an actual or alleged default) under such Contract.
     “Organizational Documents” means, with respect to any Person that is not a natural person, the certificate of incorporation, articles or memorandum of association, certificate of formation, bylaws, operating agreement or any other similar organizational documents of such Person.
     “Owned Intellectual Property Rights” means all Intellectual Property Rights owned by the Company or any of the Company Subsidiaries.
     “Ownership Percentage” shall mean, in respect of each Seller, the Ownership Percentage set forth opposite such Seller’s name on Schedule 3.5.
     “Past Practice” means, for any Person with respect to any matters, the ordinary course past practices of such Person with respect to such matters prior to the date of this Agreement.
     “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Body or arbitrator.
     “Permitted Liens” means (i) Liens for Taxes not yet due and payable, (ii) statutory liens of landlords, carriers, warehousemen, mechanics and repairmen and other similar liens imposed by Applicable Law, in each case incurred in the Ordinary Course of Business for sums not yet due and payable or being contested in good faith by appropriate proceedings and for which adequate reserves have been made, which contests and reserves, if any, are set forth on

Schedule 1.1, (iii) liens incurred or deposits made in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds or similar obligations, in each case, in the Ordinary Course of Business, and (iv) easements, rights of way, restrictions, minor defects in title and other similar charges or encumbrances on the Real Property, in each case, which do not materially interfere with the ordinary conduct of the Business by the Company or any Company Subsidiary and do not materially detract from the value of the Real Property upon which such encumbrance exists.
     “Release” means any releasing, spilling, leaking, pumping, pouring, emitting, discharging, dumping or disposing into the environment.
     “Remediate,” “Remediation,” or “Remedial Action” means the removal, abatement, response, investigative, cleanup or monitoring activities undertaken pursuant to Environmental Laws to address any Environmental Condition, including any investigation, study, assessment, testing, monitoring, containment, removal, disposal, closure, corrective action, passive remediation, natural attenuation or bioremediation, and the installation and operation of remediation systems, in each case to the extent that such Remediation is required under applicable Environmental Laws.
     “Representative” means, with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.
     “SOX” means the Sarbanes-Oxley Act of 2002, including the rules and regulations promulgated thereunder.
     “Subsidiary” of any particular Person means, any corporation, partnership, limited liability company or other legal entity of which such Person (either alone or through or together with any other Subsidiary), owns directly or indirectly, more than 50% of the stock or other equity interests, the holder of which is generally entitled to vote for the election of the governing body of such corporation or other legal entity.
     “Tax” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax, governmental fee or other like assessment or charge of any kind whatsoever (including, but not limited to, withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Body (“Taxing Authority”) responsible for the imposition of any such Tax, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

     “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
     “Treasury Regulations” means the income tax regulations promulgated under the Code and includes any future amendments to such regulations and any corresponding provisions of succeeding regulations.
     “U.S. Subsidiaries” means Burgess-Manning, Bos-Hatten and BurMan Management, Inc., a Texas corporation.
     (b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section

Accountant	2.3(e)
Actual Net Debt	2.3(e)
Actual Working Capital	2.3(e)
Agreement	Preamble
Asbestos Cases	5.15
Balance Sheet	3.8(a)
Bank Accounts	3.27
Business	Recitals
Buyer	Preamble
Buyer Indemnified Parties	9.2(a)
Buyer Warranty Breach	9.2(B)
CERCLA	1.1(a)
Closing	2.4
Closing Date	2.4
Company	Preamble
Competing Product	10.1(a)
Competing Transaction	5.10
Confidential Information	5.11
Damages	9.2
Disclosure Schedule	Article 3
Effective Time	2.4
Employee Plans	3.21
Environmental Damages	9.2
Environmental Permits	3.22(c)
Escrow Amount	2.2(b)
Escrow Agreement	2.2(b)
Escrow End Date	9.1
Estimated Net Debt	2.3(d)
Estimated Working Capital	2.3(b)
Excluded Representations	9.1
Financial Statements	3.8(a)
Financing	4.8

Term	Section

Foreign Plans	3.21(s)
Holdback Amount	2.2(c)
Indemnified Parties	9.2
Indemnifying Party	9.3(a)
Information Technology	3.16
Invasive Activity	5.3
Inventory Statement	2.3(g)
Leased Real Property	3.7(a)
Litigation	3.12
Litigation Damages	9.2(a)
Material Agreement	3.11
Material Customers	3.14
Owned Real Property	3.7(a)
Owned Software	3.15(i)
Net Debt	2.3(b)
Non-Competition Period	10.1(a)
Permits	3.18
Pre-Closing Tax Period	8.1
Prevailing Party	11.4
Product Warranty	3.30
Purchase Price	2.2(a)
Real Property	3.7(c)
S Corporation Fiscal Year Retention Deposit	2.2(c)
Seller Indemnified Parties	9.2(c)
Seller Agent	11.12
Seller Warranty Breach	9.2(a)
Sellers	Preamble
Sellers Indemnified Parties	9.2(b)
Shares	Recitals
Stated Working Capital	2.3(a)
Straddle Period	8.2
Substantial Destruction	11.1(a)
Taxing Authority	1.1(a)
TCEQ	5.3(b)
Territory	10.1(a)
Third-Party Claim	9.3(b)
Transaction Costs	2.3(c)
Transaction Documents	3.2
Transfer Fees	3.15
Voluntary Self-Disclosure	9.2(c)
WARN Act	3.20
Working Capital	2.3(a)

     Section 1.2 Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning set forth in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words, “but not limited to,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. All references to “$” or dollar amounts are to lawful currency of the United States of America, unless otherwise expressly stated.
ARTICLE 2
PURCHASE AND SALE
     Section 2.1 Purchase and Sale. Upon the terms and subject to all of the conditions set forth herein, and in reliance upon the representations, warranties and agreements contained herein, each Seller shall sell to Buyer, and Buyer shall purchase from each Seller, the number of shares of the Shares set forth opposite such Sellers’ name on Schedule 3.5 at the Closing.
     Section 2.2 Consideration.
     (a) As consideration in full for the acquisition of the Shares from the Sellers, Buyer is paying the Sellers an aggregate of $65,000,000 (the “Purchase Price”), as such amount may be adjusted pursuant to this Section 2.2, Section 2.3 and Section 9.6, to be paid in the respective amounts determined based on each Seller’s Ownership Percentage, as set forth on Schedule 3.5. The portion of the Purchase Price payable at the Closing will be made by wire transfer of immediately available funds to the Sellers’ bank accounts specified in Schedule 2.2.
     (b) On the Closing Date, Buyer will deposit $9,750,000 of the Purchase Price (the “Escrow Amount”) into an interest bearing escrow account to be held pursuant to an escrow agreement, by and among Buyer, Sellers, the Sellers’ Agent and the escrow agent named therein, and substantially in the form of Exhibit A (the “Escrow Agreement”). The Escrow Amount will be held in escrow and maintained and disbursed in accordance with the terms of this Agreement and the Escrow Agreement. The Escrow Amount will be used to secure and satisfy indemnification obligations and reimbursement obligations of the Sellers following the Closing Date. Amounts paid out of the Escrow Amount will be made by wire transfer of immediately available funds to the account specified by the receiving party in writing. The balance of the

Escrow Amount will be released and disbursed to the Sellers (to an account specified in writing by the Sellers’ Agent) in four equal installments of $2,437,500 on each of the nine, twelve, fifteen and eighteen month anniversaries of the Closing Date; provided, however, that the following will be deducted from such installment payments: (i) with respect to the first installment payment, any amounts paid to Buyer from the Escrow Amount since the Closing Date and with respect to each installment payment thereafter, any amounts paid to Buyer from the Escrow Amount since the previous installment payment (plus any amounts paid to Buyer from the Escrow Amount that were in excess of the previous installment payments available to be paid to the Sellers), and (ii) reasonable amounts for any unresolved claims for Damages pending and outstanding reimbursement obligations of the Sellers, which amounts will remain in the Escrow Amount until such matter is finally resolved, at which time the receiving party will be paid such amount from the Escrow Amount. Any interest earned on the Escrow Amount will be paid to the Sellers simultaneously with the disbursements to the Sellers under the Escrow Agreement.
     (c) On the Closing Date, Buyer will withhold $547,000 of the Purchase Price (the “Holdback Amount”), which amount represents the balance of the approximately $728,000 tax deposit to be paid by the Company to the Internal Revenue Service in connection with the Company’s Filing Form 8752 pursuant to Code Section 7519 (such aggregate amount, the “S Corporation Fiscal Year Retention Deposit”). Buyer will pay to the Internal Revenue Service, on behalf of the Company, the balance of the S Corporation Fiscal Year Retention Deposit when due. Within five business days of the Company’s receipt thereof, Buyer will cause the Company to pay to the Sellers (to an account specified in writing by the Sellers’ Agent) the amount of the S Corporation Fiscal Year Retention Deposit that is refunded to the Company by the Internal Revenue Service. Such refunded amount paid to the Sellers will be deemed to be Purchase Price and any amounts not so refunded to the Company will be a reduction to the Purchase Price. If the Holdback Amount is less than the balance of the S Corporation Fiscal Year Retention Deposit payable by the Company to the Internal Revenue Service after the Closing Date, any difference will be deducted from the Escrow Amount and paid to Buyer. If the Holdback Amount is greater than the balance of the S Corporation Fiscal Year Retention Deposit payable by the Company to the Internal Revenue Service after the Closing Date, any difference will be paid to the Sellers’ Agent within five business days of the date payment of the balance of the S Corporation Fiscal Year Retention Deposit to the Internal Revenue Service is due.
     Section 2.3 Purchase Price Adjustment.
     (a) As used herein, “Working Capital” means (i) the aggregate book value of the Company’s consolidated current assets (excluding cash and cash equivalents, net of outstanding checks) minus (ii) the aggregate book value of the Company’s consolidated current liabilities (including all bonus amounts earned or otherwise accrued up to or as of the Closing, but excluding (A) the current portion of any indebtedness or capital leases and related unpaid interest and fees, and (B) and any Transaction Costs included in the computation of Net Debt), in each case calculated in accordance with the same accounting methodologies and practices used in preparing the Financial Statements, undiminished by the LIFO reserve described in the footnotes to the Financial Statements and any year-end adjustments, and in a manner consistent with Schedule 2.3(a). Without limiting the foregoing, Working Capital will include (1) only that portion of the inventory held for sale, supply inventory and work-in-progress inventory, that is regularly inventoried, is of good and merchantable quality, saleable in the Ordinary Course of Business in compliance with Applicable Laws that is not slow moving or obsolete, that conforms to the representations and warranties contained in Section 3.8(d) and that are properly included in the Inventory Statement, and (2) only that portion of accounts receivable that are collected within 90 days after the Closing in the Ordinary Course of Business without resort to litigation and not subject to counterclaim, set-off or other reductions; provided, however, undisputed accounts receivable arising from progress billings for products which have not yet been delivered and that have been invoiced in accordance with the applicable customer contract terms, will be included in Working Capital even if not collected within such 90 day period. As used herein, “Stated Working Capital” means an amount equal to 15% of the consolidated gross revenues of the Company for the rolling 12-month period prior to the Effective Time.
     (b) As used herein, “Net Debt” means (i) the amount required to repay in full the indebtedness for borrowed money of the Company and the Company Subsidiaries (including the current portion of any such indebtedness, but excluding any stand-by letters of credit), the amount of unpaid interest and fees for any such borrowed money, including the amount of any applicable prepayment penalties or premiums related to any such indebtedness to the extent required to be paid at Closing, plus (ii) the amount of any capital lease obligations, and any applicable prepayment penalties or premiums related to capital lease obligations to the extent such penalties or premiums are required to be paid at Closing, plus (iii) Transaction Costs for which the Company or any Company Subsidiary becomes liable, and incurred by or on behalf of the Company, any Company Subsidiary or any Seller, minus (iv) cash and cash equivalents on hand or in bank accounts (net of outstanding checks).
     (c) As used herein, “Transaction Costs” means third party expenses, including legal, accounting, advisory, broker, consulting and related fees, incurred in connection with the preparation, execution, and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of Representatives of the Company, any Company Subsidiary or any Seller.
     (d) In order to pay the Sellers on the Closing Date the most accurate estimation of the Purchase Price, no later than the close of business on the fifth Business Day prior to the scheduled Closing Date, the Company and Buyer will jointly and in good faith estimate the amount of the Working Capital (the “Estimated Working Capital”), in a manner consistent with the computations set forth on Schedule 2.3(a), and Net Debt (the “Estimated Net Debt”) as of the Effective Time. Based on the amount of Estimated Working Capital and Estimated Net Debt, the Purchase Price payable by Buyer at the Closing will be (i) increased or decreased, as the case may be, on a dollar for dollar basis by the amount by which Estimated Working Capital is more than or less than Stated Working Capital, and (ii) decreased by the amount of Estimated Net Debt.
     (e) Within 120 days after the Closing Date, Buyer will calculate actual Working Capital and Net Debt at the Effective Time and will provide such calculations to the Sellers’ Agent. If the Sellers’ Agent disputes the accuracy of Buyer’s calculations based upon a good faith assessment of such calculations, within 30 calendar days after receipt thereof by written notice to Buyer describing in reasonable detail the specific items that it objects to, and the parties are unable to settle such dispute within an additional 15 calendar days, then the Sellers’ Agent will, within an additional 15 calendar days, provide its own calculation of the disputed items in writing and the disputed items will be submitted promptly to a nationally known independent certified public accounting firm reasonably acceptable to Buyer and the Sellers’ Agent (the “Accountant”), which will determine the disputed items as of the Effective Time, and which will act as an expert and not an arbitrator, and the determination of which will be final and binding on all parties hereto. The fees and expenses of the Accountant will be allocated based on the percentage determined by dividing (i) that portion of the disputed amount not awarded to such party, by (ii) the amount actually disputed by the parties. For example, if Buyer claims Working Capital should be $1,000 lower, and the Sellers’ Agent disputes only $500 of the amount claimed by Buyer, and the dispute is ultimately resolved by lowering Working Capital by $300, the costs and expenses of the Accountant will be allocated 60% (i.e., 300/500) to the Sellers’ Agent and 40% (i.e., 200/500) to Buyer. If the Sellers’ Agent does not dispute the accuracy of Buyer’s calculations within the time period set forth above, then the Sellers’ Agent will be deemed to have agreed with and accepted Buyer’s calculations. In addition, the Sellers’ Agent will be deemed to have agreed with and accepted any portion of Buyer’s calculation of Working Capital and Net Debt not identified as being disputed (in reasonable detail) in the Sellers’ Agent’s written notice of dispute. The final Working Capital and final Net Debt as of the Effective Time determined by Buyer, by agreement between the parties or through the Accountant, as applicable, is referred to as the “Actual Working Capital” and “Actual Net Debt,” respectively.
     (f) If Actual Working Capital is greater than Stated Working Capital, then the amount that is greater than Stated Working Capital will be considered a dollar for dollar increase to the Purchase Price. If Actual Working Capital is less than Stated Working Capital, then the amount that is less than Stated Working Capital will be considered a dollar for dollar decrease to the Purchase Price. The amount of Actual Net Debt, to the extent a positive number, will be considered a dollar for dollar decrease to the Purchase Price, and to the extent a negative number, the amount of Net Debt will be considered a dollar for dollar increase to the Purchase Price. If the final Purchase Price (as determined taking into account the Actual Working Capital and Actual Net Debt rather than the Estimated Working Capital and Estimated Net Debt) exceeds the estimated Purchase Price paid on the Closing Date, then Buyer will pay the amount of such excess in cash by wire transfer of immediately available funds (to an account specified in writing by the Sellers’ Agent) within ten Business Days after determination of the Actual Working Capital, Actual Net Debt and the resulting Purchase Price. If the final Purchase Price is less than the estimated Purchase Price paid on the Closing Date, then the Sellers, jointly and severally, will pay the amount of such shortfall in cash by wire transfer of immediately available funds (to an account specified in writing by Buyer) within ten Business Days after determination. Any such amount owed to Buyer will not be deducted from the Escrow Amount, unless Sellers do not reimburse Buyer within such ten Business Day time period at which time Buyer may, in its sole discretion receive such amount from the Escrow Amount. If Buyer so elects, Sellers, jointly and severally, will immediately deposit such amount into the Escrow Amount in immediately available funds in order to replenish the Escrow Amount.
     (g) Commencing on the Closing Date, a physical count of all inventories of the Company and the Company Subsidiaries will be taken as of the Effective Time by Buyer or its agent, at Buyer’s cost and expense, and observed and verified by the Sellers or their agents, at the Sellers’ cost and expense. Buyer will use commercially reasonable efforts to complete such physical inventory count within 15 business days. Buyer will cause a statement (the “Inventory

Statement”) to be prepared (with a copy delivered promptly to the Sellers’ Agent) in connection with the physical inventory that lists, by product category or as is otherwise customary, the number and cost of each item of inventory on hand as of the Effective Time. The cost of the inventory will be determined using the same accounting methodologies and practices used in preparing the Financial Statements, undiminished by the LIFO reserve described in the footnotes to the Financial Statements and any year end adjustments. In the event of any disparity between the Company’s and the Company Subsidiaries’ inventory records and the Inventory Statement, such inventory records will be adjusted to conform to the listing of inventory quantities developed during the physical inventory.
     (h) Within 210 days after the Closing Date, Buyer will (i) calculate all cash payments received within 180 days of the Closing Date on any accounts receivable excluded from the determination of Working Capital pursuant to Section 2.3(a)(2), (ii) provide such calculations to the Sellers’ Agent, and (iii) pay to the Sellers (to an account specified in writing by the Sellers’ Agent) the amount equal to the aggregate of such cash payments collected. In the event the Sellers’ Agent disputes the accuracy of Buyer’s calculations based upon a good faith assessment of such calculations, the Sellers’ Agent will provide written notice thereof within 15 calendar days and such dispute will be determined pursuant to the procedure provided in Section 2.3(e). Any amounts paid to Sellers pursuant to this Section 2.3(h) will be deemed to be an increase to the Purchase Price.
     Section 2.4 Closing. The closing (the “Closing”) of the transactions contemplated by this Agreement will take place at the offices of Fulbright & Jaworski L.L.P., 2200 Ross Avenue, Suite 2800, Dallas, Texas 75201, with documents being delivered in person and by overnight courier, facsimile or portable document format (pdf.), as may be agreed by the parties, at 10:00 a.m. local time on April 30, 2008, or at such other date, time and place as is mutually agreed by the parties or, if all of the conditions (excluding conditions that, by their nature, cannot be satisfied until the Closing Date, but subject to the fulfillment or waiver of those conditions) to the obligations of the parties set forth in Articles 6 and 7 have not been satisfied or waived by April 30, 2008 and there is no agreement among the parties as to another day, on the day which is two Business Days following the date on which all such conditions have been satisfied or waived (such date of Closing being herein called the “Closing Date”); provided, that the Closing will be deemed to be effective as of 12:01 a.m. on the Closing Date (the “Effective Time”). All proceedings to be taken and all documents to be executed and delivered by all parties at the Closing will be deemed to have been taken and executed simultaneously and no proceedings will be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered.
     Section 2.5 Closing Deliveries. At the Closing:
     (a) Buyer will pay by wire transfer of immediately available funds an aggregate amount equal to the Purchase Price, as adjusted pursuant to Section 2.3(b), less the Escrow Amount, to the Sellers in accordance with their Ownership Percentages and to the bank accounts set forth on Schedule 2.2;

     (b) Buyer, Sellers and the Sellers’ Agent will execute and deliver to each other the Escrow Agreement, and Buyer will pay the Escrow Amount by wire transfer of immediately available funds into the bank account governed by the Escrow Agreement;
     (c) The Sellers will deliver to Buyer certificates for transfer to Buyer representing all of the Shares duly endorsed in blank, or accompanied by stock powers duly executed in blank, with all necessary transfer taxes and revenue stamps;
     (d) The Sellers will deliver to Buyer certificates for transfer that represent all ownership interests in the Foreign Subsidiaries owned by any individual, duly endorsed in blank, or accompanied by appropriate stock powers or similar instruments of transfer duly executed in blank, with all necessary transfer taxes, revenue stamps and similar transfer fees; and
     (e) Buyer, the Sellers and the Company will execute and deliver the documents required to be delivered by each of them pursuant to Articles 6 and 7.
     Section 2.6 Further Assurances. At or after the Closing, and without further consideration, the Sellers will execute and deliver to Buyer such further instruments of conveyance and transfer as Buyer may reasonably request in order more effectively to convey and transfer the Shares to Buyer and to put Buyer in operational control of the Business, or for aiding, assisting, collecting and reducing to possession any of the assets of the Business and exercising rights with respect thereto.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLERS AND THE COMPANY
     Each of the Sellers and the Company hereby makes the following representations and warranties to Buyer, subject to the written disclosure schedule (the “Disclosure Schedule”) delivered by the Sellers to Buyer on the date hereof, a copy of which is attached hereto, which contains schedules numbered to correspond to various Sections of this Article 3 and which sets forth certain exceptions to the representations and warranties contained in this Article 3 and certain other information called for by this Agreement. Inclusion of information on such Disclosure Schedule shall not be construed as an admission that such information is material in respect to the Company except as and to the extent provided in this Agreement. Each reference in this Agreement to any numbered schedule is a reference to that numbered schedule which is included in the Disclosure Schedules, and disclosures made in any particular numbered schedule of the Disclosure Schedules shall only be deemed made in any or all other numbered schedules of the Disclosure Schedules to which it is cross-referenced or is otherwise readily apparent on the face of such disclosure.
     Section 3.1 Corporate Existence and Power. The Company and each Company Subsidiary is a corporation duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation as set forth on Schedule 3.1. The Company and each Company Subsidiary has full corporate power to own, lease and operate its properties and to conduct its business as presently conducted. The Company and each Company Subsidiary is duly authorized, qualified or licensed to do business and is in good standing in each State or other jurisdiction, including international, in which its assets are located or in which its conduct makes such qualification necessary, except where failure to obtain or maintain such qualification or good standing would not reasonably be expected to have a Material Adverse Effect. The Company and each Company Subsidiary is qualified as a foreign entity in the jurisdictions set forth in Schedule 3.1. Set forth in Schedule 3.1 is a list of all assumed names the Company and each Company Subsidiary has used and all jurisdictions in which any of such names is registered.
     Section 3.2 Authorization. The execution, delivery and performance by each Seller and the Company of this Agreement and the other instruments and documents to be entered into in connection with or pursuant to this Agreement (collectively, the “Transaction Documents”), and the consummation of the transactions contemplated hereby and thereby are within such party’s powers, authority and capacity and have been duly authorized by all necessary action on its part. This Agreement has been, and at the Closing the other Transaction Documents will be, duly executed and delivered by the Company and each Seller, to the extent each is a party thereto. This Agreement is, and, upon execution and delivery at the Closing each of the other Transaction Documents will be, a legal, valid and binding agreement of the Company and each Seller, to the extent it is a party thereto, enforceable against such party in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding of law or in equity). The Sellers have delivered to Buyer true and complete copies of the Organizational Documents of the Company and of each Company Subsidiary as currently in effect. The duly elected current officers and directors of the Company and each Company Subsidiary are set forth on Schedule 3.2.
     Section 3.3 Governmental Authorization. Except as set forth on Schedules 3.3, the execution, delivery and performance by each Seller and the Company of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby require no material Consent with any Governmental Body.
     Section 3.4 Non-contravention. Except as set forth on Schedule 3.4, the execution, delivery and performance by each Seller and the Company of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and shall not (a) contravene or conflict with any Organizational Documents of the Company or any of the Company Subsidiaries; (b) contravene or conflict in any material respect with or constitute a material violation of any Applicable Law; (c) require any Consent by any Person under, constitute a material default under, or give rise to any right of termination, cancellation or acceleration of any material right or material obligation of the Company or any of the Company Subsidiaries or to a loss of any material benefit to which the Company or any Company Subsidiary is entitled under, any provision of any of the Material Agreements or Permits, or (d) result in the creation or imposition of any Lien on any asset of the Company or any Company Subsidiary.
     Section 3.5 Capitalization; No Liens. The authorized capital stock of the Company and each Company Subsidiary, the issued and outstanding capital stock of the Company and each Company Subsidiary, and the ownership thereof, is set forth on Schedule 3.5. The outstanding capital stock of the Company and each Company Subsidiary (i) has been duly issued and is fully paid and non-assessable, (ii) has not been issued or sold in violation of any securities laws, preemptive or similar rights created by Applicable Law, the Organizational Documents of the Company or any Company Subsidiary or any agreement to which the Company or any Company Subsidiary is a party or bound, and (iii) is legally and beneficially owned as set forth in Schedule 3.5, free and clear of all Liens. There are no outstanding (a) securities of the Company or any of the Company Subsidiaries convertible into or exchangeable for capital stock or other equity securities of the Company or any Company Subsidiary, or (b) options, rights (preemptive or otherwise), subscriptions, calls, warrants or other rights, agreements or commitments (except for this Agreement) that give any Person the right to acquire or otherwise receive capital stock or any other equity securities of the Company or any of the Company Subsidiaries, or other obligation of the Company or any of the Company Subsidiaries to issue, any capital stock, other equity securities or securities convertible into or exchangeable for capital stock or other equity securities of the Company or any Company Subsidiary. There are no voting trusts, proxies, shareholders or any other Contracts to which the Company, any Company Subsidiary or any Seller is bound with respect to the securities of the Company or any Company Subsidiary. At the Closing, Buyer will acquire the entire legal and beneficial interest in all of the Shares free and clear of any Liens, excluding any Liens created by Buyer.
     Section 3.6 Subsidiaries. Neither the Company nor any Company Subsidiary owns, directly or indirectly, any shares of capital stock, membership interests or other equity interest of any Person other than the Subsidiaries set forth on Schedule 3.6, and neither the Company nor any Company Subsidiary has directly or indirectly agreed to purchase or otherwise acquire or holds any interest convertible into or exchangeable or exercisable for any equity securities of any Person. The capital stock or other equity securities of each Subsidiary owned, directly or indirectly, by the Company, is owned directly or indirectly, by the Company free and clear of any Liens. There are no obligations, contingent or otherwise, of the Company or any Company Subsidiary (a) to purchase, redeem or otherwise acquire any of its securities or (b) to provide funds to, or make any interest in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of any other Person. The Foreign Subsidiaries to be dissolved pursuant to Section 5.14 have no active operations, employees, assets or Liabilities. Neither the Company nor any Company Subsidiary has any beneficial ownership interest in Burgess-Manning Singapore, or any Liabilities arising out of or related to Burgess-Manning Singapore. The record and beneficial ownership of Burgess-Manning Singapore was held by Burgess-Manning, and the transfer of the record ownership is in the process of being documented by the appropriate Governmental Bodies in Singapore in compliance with Applicable Law.
     Section 3.7 Title to Assets.
     (a) Set forth on Schedule 3.7(a) is a complete list of (i) each vehicle or other rolling stock owned or leased by the Company or any Company Subsidiary; (ii) the street address of all real property owned by the Company or any Company Subsidiary, indicating the owner thereof (the “Owned Real Property”); and (iii) the street address of all real property leased by the Company or any Company Subsidiary or otherwise used in connection with the Business, indicating the lessee thereof (the “Leased Real Property”). Attached to Schedule 3.7(a) are true, correct and complete copies of the fixed asset and depreciation expense reports of each of the Company, Burgess-Manning, Bos-Hatten and Burgess-Manning UK as of February 29, 2008,

and each tangible asset with a book value of $5,000 or greater of the Company and each such Company Subsidiary that is used in, generated by or associated with the Business is included on such reports. The assets owned or leased by the Company and the Company Subsidiaries constitute all of the assets that are used in, generated by or associated with the Business, and constitute all assets necessary to carry on the Business as currently conducted.
     (b) The Company and each Company Subsidiary has good and marketable title to all of the assets it owns, or purports to own, and a valid leasehold interest in all leased assets, free and clear of any Liens, other than Permitted Liens and the Liens set forth on Schedule 3.7(b). The Liens set forth on Schedule 3.7(b) will be released at or prior to the Closing. The assets of the Company and the Company Subsidiaries, including any assets held under leases or licenses: (i) are in good condition and repair, ordinary wear and tear excepted; and (ii) are in good working order and have been properly and regularly maintained, excluding, however, the stress relieving oven and the proposed sandblasting facilities, paint booths and equipment and safety enhancements (summaries of, and quotes and requisitions for the replacement or purchase of, each of which have been provided by Buyer to the Sellers).
     (c) The Owned Real Property and the Leased Real Property (collectively, the “Real Property”) is zoned for a classification that permits the continued use of the Real Property in the manner currently used by the Company and the Company Subsidiaries. Improvements included in the Real Property were constructed in compliance in all material respects with, and remain in compliance in all material respects with, all Applicable Laws, covenants, conditions and restrictions affecting the Real Property. There are no actions pending or, to the Knowledge of the Sellers, threatened that would alter the current zoning classification of the Real Property or alter any Applicable Laws, covenants, conditions or restrictions that would adversely affect the use of the Real Property in the Business. No Seller, the Company nor any Company Subsidiary has received written notice, and to the Knowledge of the Sellers no oral notice, from any insurance company or Governmental Body of any defects or inadequacies in the Real Property or the improvements thereon that would adversely affect the insurability or usability of the Real Property or such improvements or prevent the issuance of new insurance policies thereon at rates not materially higher than present rates. To the Knowledge of the Sellers, no fact or condition exists or is threatened that would result in the discontinuation of necessary utilities or services to the Real Property or the termination of current access to and from the Real Property. Neither the Company nor any Company Subsidiary that currently owns, or has ever owned any real property, is a “foreign person” as that term is defined in Section 1445 of the Code. Neither the Owned Real Property nor the Leased Real Property is subject to assessment or collection of additional Taxes for prior years based on a change in land usage or ownership. No Owned Real Property is (i) property that is required to be treated as owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code, or (iii) “tax exempt bond financed property” within the meaning of Section 168(g) of the Code.
     (d) No portion of any Real Property has been condemned, requisitioned or otherwise taken by any public authority and there is no pending, or, to the Knowledge of the Sellers, threatened or contemplated condemnation actions or special assessments with respect to the Real Property. No Seller, the Company nor any Company Subsidiary has received any written request or notice, and to the Knowledge of the Sellers, no oral request or notice, from any Governmental Body with regard to the dedication for public purpose of the Real Property or any portion thereof. The Company and the Company Subsidiaries have all easements and rights necessary to conduct the Business, including easements for all utilities, services, roadway, railway (if any) and other means of ingress and egress.
     (e) Except as set forth on Schedule 3.7(e), the Real Property is not situated in a special flood hazard area according to any of the applicable city maps or the flood insurance rate maps, or the flood hazard boundary maps issued by the Department of Housing and Urban Development, the Federal Insurance Administration, or the Federal Emergency Management Agency.
     (f) Except for the mineral lease described on Schedule 3.7(f), the Owned Real Property is not subject to any lease, license or sublease or other possessory interests, including, but not limited to, conditional sale or other title retention agreements, reservations, options and rights of first refusal. Except for the Company and the Company Subsidiaries, there are no parties in possession of, or that have the right to possess, any portion of such Owned Real Property as lessees, tenants at sufferance, or trespassers. There are no agreements with respect to such Owned Real Property that give any Person the right to purchase such Owned Real Property or any part thereof.
     Section 3.8 Financial Statements.
     (a) The Sellers have delivered to Buyer true, correct and complete copies of:
     (i) An audited consolidated balance sheet of the Company and the Company Subsidiaries (other than Burgess Miura) as at September 30 in each of the five fiscal years 2003 through 2007 (such September 30, 2007 audited balance sheet being the “Balance Sheet”), and the related audited consolidated statements of income, changes in shareholders’ equity and cash flows for the fiscal year then ended, including in each case the notes thereto, together with the report thereon of Gaines Kriner Elliott LLP, independent certified public accountants;
     (ii) Unaudited consolidated and consolidating balance sheets of the Company and the Company Subsidiaries (other than Burgess Miura) as at December 31, 2007 and the related unaudited consolidated and consolidating statements of income and consolidated cash flows for the fiscal quarter then ended;
     (iii) the reviewed balance sheet of Burgess Miura as of September 30, 2006 and September 30, 2007 and the related reviewed statements of income, changes in shareholders equity and cash flows for each fiscal year then ended, in each case including the notes thereto, together with the report thereon of Taiyo ASG Audit Co., independent certified public accountants; and
     (iv) An unaudited unconsolidated balance sheet of the Company and each of the Company Subsidiaries (other than Burgess Miura) as at October 31, 2007, November 30, 2007, December 31, 2007 and January 31, 2008 and the related unaudited unconsolidated statements of income for each month then ended (the financial statements in clauses (i) through (iv) are collectively, the “Financial Statements”).

     (b) The Financial Statements fairly present the financial condition and the results of operations, changes in shareholders’ equity and cash flows of the Company and the Company Subsidiaries at the respective dates of and for the periods referred in such Financial Statements, all in accordance with GAAP, subject, in the case of the unaudited interim financial statements, to normal year-end adjustments and the absence of notes. The Financial Statements reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to the Financial Statements and as set forth on Schedule 3.8.
     (c) The Sellers have delivered to Buyer true, correct and complete copies of the financial projections for the Company, the U.S. Subsidiaries and Burgess-Manning Europe Limited for the fiscal year ending September 30, 2007 and the financial projections for the Company, the U.S. Subsidiaries and Burgess-Manning Europe Limited for the fiscal year ending September 30, 2008.
     (d) Except as set forth on Schedule 3.8, the Company and the Company Subsidiaries do not have any Liabilities of any kind that are material individually or in the aggregate, except for Liabilities that are reflected or reserved against in the Balance Sheet or current Liabilities that were incurred after the date of the Balance Sheet in the Ordinary Course of Business of a type and nature consistent with those set forth on the Balance Sheet as current liabilities.
     (e) All inventories reflected in the Balance Sheet, Inventory Statement or otherwise in existence at the Effective Time are of good and merchantable quality and are salable in the Ordinary Course of Business and do not contain obsolete or slow-moving inventory. All inventories reflected in the Balance Sheet or otherwise in existence at the Effective Time are in compliance with all Applicable Laws. The values of the inventories reflected in the Balance Sheet are stated in accordance with GAAP. The Company has delivered to Buyer a true, correct and complete reconciliation of the Company’s and the Company’s Subsidiaries inventory between book and actual figures as of September 30, 2007.
     (f) All accounts receivable reflected in the Balance Sheet or otherwise in existence at the Effective Time arose in the Ordinary Course of Business and are fully collectible in the Ordinary Course of Business, without resort to litigation, at the face amount thereof less any reserve reflected in the Balance Sheet, and will not be subject to counterclaim, set-off or other reduction. The Company has delivered to Buyer a true, correct and complete aging of the Company and the Company Subsidiaries’ accounts receivable as of February 29, 2008.
     (g) Set forth on Schedule 3.8(g) is the back-log of the Company and each Company Subsidiary as of March 31, 2008 setting forth the applicable customer, order date, order, estimated completion date, estimated gross margin and status. The back-log for the Company and each Company Subsidiary represents bona fide orders under Contract that were made in the Ordinary Course of Business, including with respect to the expected profit margins, net of commissions.
     (h) Set forth on Schedule 3.8(h) are all stand-by letters of credit and all other material off-balance sheet transactions, arrangements, obligations (including contingent obligations), and other relationships of the Company or any Company Subsidiary with any unconsolidated or other Person, that may have a material current or future effect on the financial condition, changes in financial condition, results of operations, liquidity, capital expenditures, capital resources or significant components of revenues or expenses of the Company and the Company Subsidiaries.
     Section 3.9 Disclosures Controls and Procedures. The Company’s disclosure controls and procedures to ensure that material information relating to the Company and the Company Subsidiaries is made known to its executive officers are set forth on Schedule 3.9. Except as set forth on Schedule 3.9, the Company has designed internal controls over financial reporting to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for the Company and the Company Subsidiaries in accordance with GAAP. The Company has disclosed, based on the most recent evaluation of internal controls over financial reporting, to the Company’s auditors and to Buyer (i) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect the Company’s or any Company Subsidiary’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a role in the Company’s or any Company Subsidiary’s internal control over financial reporting.
     Section 3.10 Absence of Certain Changes. Except as set forth on Schedule 3.10, since September 30, 2006, the businesses of the Company and the Company Subsidiaries have been conducted in the Ordinary Course of Business and there has not been:
     (a) a Material Adverse Effect with respect to the Company;
     (b) any capital expenditures by the Company or any Company Subsidiaries, except for (i) capital expenditures pursuant to Contracts listed on Schedule 3.10(b)(i), (ii) capital expenditures in the Ordinary Course of Business during the fiscal year ending September 30, 2007 and (iii) capital expenditures of approximately $1,300,000 from October 1, 2007 to date;
     (c) any acquisition (by merger, consolidation, acquisition of stock or assets or otherwise) by the Company or any Company Subsidiaries of any assets, securities, properties, interests or businesses, other than purchases of inventory in the Ordinary Course of Business and other assets to be used in the Business pursuant to capital expenditures referred to in Section 3.10(b)(i);
     (d) the making by the Company or the Company Subsidiaries of any loans, advances or capital contributions to, or investments in, any other Person;
     (e) the creation, incurrence or assumption by the Company or the Company Subsidiaries of any indebtedness for borrowed money (including capital leases) or guarantees thereof, other than in the Ordinary Course of Business;
     (f) any damage, destruction or other casualty loss (whether or not covered by insurance) of business or assets of the Company or any Company Subsidiaries in excess of $150,000 in the aggregate;
     (g) any waiver, release or assignment of any material rights, claims or benefits of the Company or any Company Subsidiaries;

     (h) any change in the methods of accounting for the Company or the Company Subsidiaries;
     (i) any settlement, or offer or proposal to settle, any material Litigation or other material claim involving or against the Company, any Company Subsidiary or any of their assets or the Business, except as set forth on Schedule 3.10(i);
     (j) any Tax election made or changed by the Company or the Company Subsidiaries, except as set forth on Schedule 3.10(j);
     (k) any dividends or distributions to any of the Sellers, other than distributions described in Schedule 3.10; or
     (l) the entry into any Contract to do any of the foregoing.
     Section 3.11 Material Contracts.
     (a) Schedule 3.11(a) lists each Contract (specifying which clause or clauses of this Section 3.11(a) is applicable thereto) that is material to the Business to which the Company or any of the Company Subsidiaries is a party or beneficiary or by which any of them or any of their assets is bound or otherwise obligated (collectively, the “Material Agreements”), including the following, all of which will be deemed material:
          (i) leases, subleases and occupancy agreements for real property;
          (ii) capital or operating leases of personal property providing for aggregate rentals of $25,000 or more;
          (iii) agreements providing for the purchase of materials, supplies, goods, services, equipment or other assets that (A) are not job specific, but that provide for aggregate payments by the Company or any of the Company Subsidiaries of $100,000 or more, and (B) are job specific and that provide for aggregate payments by the Company or any of the Company Subsidiaries of $500,000 or more;
          (iv) agreements providing for the sale by the Company or the Company Subsidiaries of materials, supplies, goods, services, equipment or other assets (including any customer Contract) that provides for either (A) annual payments to the Company or any of the Company Subsidiaries of $500,000 or more, or (B) aggregate payments to the Company or any of the Company Subsidiaries of $500,000 or more;
          (v) partnerships, joint ventures or other similar agreements or arrangements;
          (vi) agreements relating to the acquisition or disposition of any business (whether by merger, sale of stock or other equity security, sale of assets or otherwise);
          (vii) agreements relating to indebtedness for borrowed money (including capital leases) or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset);

          (viii) options, licenses, franchises or similar agreements (other than shrink-wrap, click-wrap and off-the-shelf software license agreements, and other license agreements for software that is commercially available on reasonable terms to the public generally with license, maintenance, support and other fees of less than $20,000 per year);
          (ix) agency, dealer, sales representative, marketing or other similar agreements;
          (x) agreements that limit the freedom of the Company, any of the Company Subsidiaries or any of their respective Affiliates, including after the Closing, Buyer and its Affiliates, to engage or compete in any line of business or with any Person or in any area or which would so limit the freedom of any such Person after the Closing Date;
          (xi) employment, consulting, noncompetition, separation or labor agreements or arrangements;
          (xii) contracts granting a power of attorney to any Person;
          (xiii) confidentiality agreements and similar nondisclosure agreements entered into by the Company, any Company Subsidiary or any Seller regarding the sale of all or any material portion of the Business, whether by stock sale, asset sale, joint venture, merger or otherwise;
          (xiv) performance bonds, surety bonds, letters of credit or similar instruments;
          (xv) any Contract guaranteeing the performance or payment of the Liability of another Person;
          (xvi) any Contracts with any Affiliates of the Company or any Company Subsidiary;
          (xvii) any futures contracts, forward contracts, hedging contracts or similar agreements; and
          (xviii) Contracts entered into other than in the Ordinary Course of Business.
     (b) Schedule 3.11(b) identifies any Material Agreement that will expire by its terms or otherwise be terminated or that will be transferred to any other Person that is not the Company or a Company Subsidiary at or prior to the Closing.
     (c) The Company has delivered to Buyer a copy of each written Material Agreement and a written, detailed summary of each material term of each oral Material Agreement. Except as described in Schedule 3.11(c): (i) each Material Agreement is valid, binding and in full force and effect and enforceable in accordance with its terms; (ii) the Company and the Company Subsidiaries have performed in all material respects all of their obligations under each Material Agreement, and there exists no breach or default (or event that with notice or lapse of time would constitute a breach or default) on the part of the Company or any Company Subsidiaries or, to the Knowledge of the Sellers, on the part of any other Person under any Material Agreement;

(iii) neither the Company, any Company Subsidiary nor any Seller has received notice of termination (whether for default or otherwise), or any threatened termination under any Material Agreement; (iv) no party (including the Company or any Company Subsidiary) has terminated, cancelled or waived any material term or condition of any Material Agreement; (v) to the Knowledge of the Sellers, no party to a Material Agreement has been threatened with bankruptcy or insolvency; (vi) except for the Consents set forth on Schedule 3.4, the entering into, or the consummation of, the Transaction Documents, without Consent of any Person, will not constitute a breach of, violation of, or default under any provision of any Material Agreement; and (vii) to the Knowledge of the Sellers, no third party to any Material Agreement intends to alter its relationship with the Business as a result of or in connection with Buyer’s acquisition of the Shares.
     Section 3.12 Litigation.
     (a) Except as described in Schedule 3.12, there is no action, suit, administrative or regulatory proceeding, order or review, or formal or informal complaint or investigation or inquiry (collectively, “Litigation”) pending against, or, to the Knowledge of the Sellers, threatened against or affecting the Company, any Company Subsidiary or the Business before any Governmental Body or other Person, or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement. Neither the Company, any Company Subsidiary nor any Seller is subject to or bound by any order, injunction, judgment, decree, writ or ruling that relates in any way to the Business or the assets of the Company or any Company Subsidiaries.
     (b) There is no Litigation pending or to the Knowledge of the Seller, threatened against or affecting any material asset, director, officer, employee or agent of the Company or any of the Company Subsidiaries that involves any allegations of violation of Applicable Law by any such Person acting in such capacity on behalf of the Company or any of the Company Subsidiaries.
     Section 3.13 Compliance with Applicable Law. None of the Company or any Company Subsidiaries is currently, or in the past five years was, in material violation of and, to the Knowledge of the Sellers, none of the Company or any Company Subsidiary is under investigation with respect to or has been threatened to be charged with or given notice of any material violation of, any Applicable Law, including, without limitation, Applicable Laws relating to human health and safety. The monthly log book for February 2008 representing actual hours of operation each day, and emissions from each operation, provided by the Company to Buyer regarding surface coating emissions in compliance with Applicable Laws is true, correct and complete. No representation or warranty is made in this Section 3.13 with respect to compliance with laws relating to matters covered by Section 3.4 (Non-Contravention), Section 3.18 (Licenses and Permits), Section 3.20 (Employees), Section 3.21 (Employee Benefit Plans), Section 3.22 (Environmental Matters) and Section 3.23 (Taxes).
     Section 3.14 Customers.
     (a) Attached to Schedule 3.14(a) are complete lists of the top ten customers of each of the Company, Burgess-Manning and Bos-Hatten, and the top five customers of Burgess-

Manning UK, in each case based on sales volume for each of the years ended September 30, 2005, September 30, 2006 and September 30, 2007 and the fiscal quarter ending December 31, 2007 (the “Material Customers”), which lists indicate the amount of revenues attributable to each Material Customer during each such period. Except as set forth on Schedule 3.14(a), none of the Company, any Company Subsidiary or any Seller has received written notice, and to the Knowledge of the Sellers none of the Company, any Company Subsidiary or any Seller has received oral notice, that any Material Customer has threatened, or notified the Company or any Company Subsidiary of any decision or intention to terminate or materially alter its relationship with any such Person and there has been no material dispute with a Material Customer, in each case since the date of the Balance Sheet.
     (b) Attached to Schedule 3.8(g) are complete lists of outstanding customer contracts setting forth the job number, contract value, estimated gross margin and estimated amounts of materials, labor and commission for each such order.
     Section 3.15 Intellectual Property.
     (a) Schedule 3.15 contains a true and complete list of each of the registrations and applications for registrations and other material Intellectual Property Rights included in the Owned Intellectual Property Rights.
     (b) Schedule 3.15 also contains a true and complete list of all Licensed Intellectual Property Rights, provided however that shrink-wrap or click-wrap licenses for commercially available software entered into in the Ordinary Course Business at a cost of less than $1,000 are deemed to be included therein without being expressly listed. All Licensed Intellectual Property Rights are in full-force and effect, and enforceable in accordance with the terms of the corresponding license agreement.
     (c) Except for those Contracts listed on Schedule 3.15, (i) neither the Company nor any Company Subsidiary has conveyed, transferred or otherwise assigned to any Person any rights in or to the Owned Intellectual Property Rights, and (ii) neither the Company nor any Company Subsidiary is bound by or a party to any Contracts of any kind with respect to the Intellectual Property Rights of any other Person that is material to the Company or any Company Subsidiary.
     (d) To the Knowledge of the Sellers, the Company and the Company Subsidiaries are the sole owners of all Owned Intellectual Property Rights; such ownership is free and clear of any Liens other than licenses entered into in the Ordinary Course of Business, Permitted Liens and the Liens set forth on Schedule 3.7(b). The Licensed Intellectual Property Rights and the Owned Intellectual Property Rights together constitute all the Intellectual Property Rights necessary to, or used or held for use in, the conduct of the Business as conducted as of the date hereof. The consummation of the transactions contemplated by this Agreement shall not result in the loss or impairment of any Owned Intellectual Property Rights or Licensed Intellectual Property Rights.
     (e) To the Knowledge of the Sellers, the Business as conducted or as proposed to be conducted does not infringe, misappropriate or otherwise violate any Intellectual Property Right of any Person and does not and will not require the Buyer to obtain any license or other agreement to use any Intellectual Property Rights of others. Neither the Company nor any Company Subsidiary has received any written communications, and to the Knowledge of the Sellers, any oral communications, alleging that the Company or any Company Subsidiary has violated or, by conducting its Business, would violate any of the Intellectual Property Rights of any Person.
     (f) To the Seller’s Knowledge, no Person is infringing, misappropriating or otherwise violating any Owned or Licensed Intellectual Property Right.
     (g) No action is pending, or to the Sellers’ Knowledge, threatened, nor to the Sellers’ Knowledge are there any facts or circumstances existing, that could affect the validity or enforceability of any Owned Intellectual Property Rights (other than office actions issued for pending applications for the registration or issuance of Owned Intellectual Property Rights). With respect to the Licensed Intellectual Property Rights, to the Sellers’ Knowledge, there is no claim pending or threatened to the effect that such Licensed Intellectual Property Rights are invalid or unenforceable by the Company or any Company Subsidiary and, to the Sellers’ Knowledge, there is no basis for any such claim.
     (h) All Owned Intellectual Property Rights that are material to the Business and that derive independent economic value, actual or potential, from not being generally known to the public or to other Persons who can obtain economic value from their disclosure or use have been maintained in confidence in accordance with procedures customarily used in the industry to protect rights of like importance. To the Knowledge of the Sellers, there has been no unauthorized use or disclosure of any such Owned Intellectual Property Rights.
     (i) All computer software owned by the Company or any of the Company Subsidiaries prior to the Closing Date (the “Owned Software”) was (i) developed by employees of the Company or the Company Subsidiaries working within the scope of their employment and pursuant to a valid Contract vesting ownership of such software to the Company or a Company Subsidiary, (ii) developed by officers, directors, agents, consultants, contractors, subcontractors or others who have executed appropriate proprietary rights agreements with the Company or the Company Subsidiaries vesting ownership, or agreeing to vest ownership, of the Intellectual Property Rights in such Owned Software in the Company or the applicable Company Subsidiary (to the extent such agreements are required under Applicable Law in order to vest ownership of such Intellectual Property Rights in the Company or the applicable Company Subsidiary), or (iii) otherwise acquired by the Company or such Company Subsidiary by assignment or by operation of law.
     (j) There are no material defects in any of the Owned Software that would prevent such Owned Software from performing in all material respects in accordance with its user specifications and the Owned Software does not contain any viruses, worms, Trojan horses or similar programs designed to permit unauthorized access to, or to disable, erase or otherwise harm software, hardware or data. To the Knowledge of the Sellers, none of the software included in the Owned Software contains any software code that is subject to a license agreement, including any open source license agreements, that requires the Owned Software to be (i) made available or distributed to third parties in source code form, (ii) licensed to third parties for the purpose of making derivative works, (iii) licensed to third parties under terms that allow reverse engineering, reverse assembly or disassembly of any kind or (iv) redistributable to third parties at no charge.
     (k) Set forth on Schedule 3.15 is a list of all Consents and any transfer fees, charges of similar expenses that are required, or expected to be required as a result of the transactions contemplated hereby with respect to any Intellectual Property Rights (“Transfer Fees”).
     (l) Except as set forth on Schedule 3.15, neither the Company nor any Company Subsidiary has granted rights to manufacture, produce, assemble, license, market or sell its products to any other Person and is not bound by any agreement that affects the Company’s or any Company Subsidiary’s exclusive rights to develop, manufacture, assemble, distribute, market or sell its products.
     (m) Each item of registered Owned Intellectual Property Rights is valid and subsisting. All necessary registration, maintenance and renewal fees currently due in connection with such registered Owned Intellectual Property Rights have been properly made. All necessary documents, recordations and certificates in connection with such registered Owned Intellectual Property Rights have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such registered Owned Intellectual Property Rights registered in such jurisdiction. There are no actions that must be taken by the Company or any Company Subsidiary within 90 days of the Closing Date that, if not taken, will result in the loss of any registered Owned Intellectual Property Rights, including the payment of any registration, maintenance or renewal fees or the filing of any responses to U.S. Patent and Trademark Office (or equivalent authority) actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any registered Owned Intellectual Property Rights.
     (n) Each U.S. salaried current employee of the Company has executed a proprietary information, confidentiality agreement substantially in the form attached hereto as Schedule 3.15(n) and no such employee has excluded any inventions or other Intellectual Property Rights from the scope of such agreement. To the Knowledge of the Sellers, none of such employees are in breach of any such agreements and no employee or contractor has made any claim, nor is there any basis for any such claim, to rights in any inventions or Intellectual Property Rights.
     Section 3.16 Information Technology. The IT Assets used in the Business (the “Information Technology”) operates and performs in all material respects in accordance with its documentation and functional specifications and has not materially malfunctioned or failed within the past three years. The Company and the Company Subsidiaries have implemented reasonable backup, disaster recovery, and system security technology in relation to the Information Technology consistent with industry practices. The Company and the Company Subsidiaries have at all times been in compliance in all material respects with all licenses and other Contracts for Information Technology. Upon consummation of the transactions contemplated by this Agreement, the Company and the Company Subsidiaries will continue to own, or have a valid and enforceable right to use, all of the Information Technology that is necessary to operate the Business without interruption and without the payment of any Transfer Fees.
     Section 3.17 Insurance Coverage. Attached to Schedule 3.17 is a true and correct list of all insurance policies, fidelity bonds and other similar arrangements, including self-insurance, relating to the assets, business, operations, employees (including worker’s compensation), officers or directors of the Company, Bos-Hatten, Burgess-Manning, Burgess-Manning UK and BurMan Management, Inc. and true, correct and complete claims histories issued by the insurers thereunder. There is no claim by the Company or the Company Subsidiaries, or to the Knowledge of the Sellers, pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights. All premiums payable under all such policies and bonds have been timely paid and the Company and the Company Subsidiaries have otherwise complied in all material respects with the terms and conditions of all such policies and bonds. To the Knowledge of the Sellers, there are no threatened termination of, material premium increase with respect to, or material alteration of coverage under, any of such policies or bonds.
     Section 3.18 Licenses and Permits. Schedule 3.18 lists each material license, franchise, permit, certificate, approval, quality certificates or other similar authorization from any Governmental Body affecting, or relating in any way to, the Business or the assets of the Company or any Company Subsidiary (the “Permits”), together with the name of the Governmental Body issuing such Permit. Except as set forth on Schedule 3.18, (a) the Permits are valid and in full force and effect, (b) neither the Company nor any of the Company Subsidiaries is in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, the Permits, and (c) none of the Permits shall be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby. No loss or expiration of any such Permit is pending, or to the Knowledge of the Sellers, threatened, other than expiration in accordance with the terms thereof that may be renewed in the Ordinary Course of Business without lapsing. Except as set forth on Schedule 3.18, no Consent or Transfer Fees will result from the transactions contemplated by this Agreement that relate to any Permits.
     Section 3.19 Finders’ Fees. Except for Scott-Macon, Ltd., whose fees and expenses shall be paid by the Sellers, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of any Seller, the Company or any Company Subsidiary who might be entitled to any fee or commission from the Company or any Company Subsidiary or any Seller in connection with the transactions contemplated by this Agreement.
     Section 3.20 Employees.
     (a) Attached to Schedule 3.20(a) are true and complete lists of the names, titles, employer entity, salary or wage, tenure and work status of all employees of the Company and the Company Subsidiaries. No such employee whose annual base salary exceeds $75,000 or has a management or officer position has indicated to any Sellers, the Company or any of the

Company Subsidiaries that he or she intends to resign or retire as a result of the transactions contemplated by this Agreement or otherwise within one year after the Closing Date.
     (b) Except as set forth on Schedule 3.20(b), neither the Company nor any Company Subsidiary (i) has any obligation, contingent or otherwise, nor any commitment or agreement to enter into, and no officer, director or employee of the Company or the Company Subsidiaries is covered in respect of their employment by any written employment Contract, employee handbook, collective bargaining agreement, executive compensation agreement, or any other similar agreement; (ii) is in default under any such agreement; (iii) is and has experienced during the last three years any actual or threatened strike, work stoppage, slowdown, or lockout, union organizing effort or demand for recognition, labor grievance proceeding, claim or proceeding under any labor law, equal employment opportunity law, wage and hour law, occupational safety and health law or any other employment laws; and (iv) is subject to any pending proceedings, nor are any reasonably expected or threatened between the Company and the Company Subsidiaries, on the one hand, and any current or former employees thereof, on the other hand, including any claims for actual or alleged harassment, discrimination or retaliation based on race, national origin, age, sex, sexual orientation, religion, disability, or similar tortious conduct, wage and hour claims, breach of contract, wrongful termination, defamation, intentional or negligent infliction of emotional distress, interference with contract or interference with actual or prospective economic advantage.
     (c) The Company and each Company Subsidiary has complied in all material respects with all Applicable Laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, non-discrimination and non-retaliation, harassment, safety, and payment of social security and other employment-related Taxes. None of the Company or any Company Subsidiary has been a party to or bound by any collective bargaining agreements. The Company and the Company Subsidiaries have at all times been a subscriber to workers’ compensation and has maintained workers compensation policies in the various States in which it has operated, which insurance policies have no deductible per employee.
     (d) Within the 90 days prior to the Closing Date, none of the Company nor any of the Company Subsidiaries has effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility, (ii) a “mass layoff” (as defined in the WARN Act) or (iii) a layoff, reduction in force or employment terminations sufficient in number to trigger application of any similar State, local or foreign law.
     (e) Neither the Company nor any of the Company Subsidiaries has outstanding or has arranged any outstanding “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.
     Section 3.21 Employee Benefit Plans.
     (a) Schedule 3.21(a) contains a correct and complete list identifying each material “employee benefit plan,” as defined in Section 3(3) of ERISA, each employment, consultancy, severance or similar contract, plan, arrangement or policy and each other material plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, equity compensation or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits or other termination pay and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by the Company or any of the Company Subsidiaries or any ERISA Affiliate thereof and covers any current or former employee or individual contractor of the Company or any of the Company Subsidiaries, or with respect to which the Company or any of the Company Subsidiaries has any Liability. Copies of such plans (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto and written interpretations thereof have been furnished to Buyer together with the annual report (Form 5500 including all schedules thereto) for the three most recent plan years for which such reports have been filed. Such plans are referred to collectively herein as the “Employee Plans.”
     (b) Neither the Company nor any Company Subsidiaries or, to the Knowledge of the Sellers, any ERISA Affiliate or predecessor thereof sponsors, maintains or contributes to, or has in the past sponsored, maintained or contributed to, any Employee Plan subject to Title IV of ERISA or any multiemployer plan, as defined in Section 3(37) of ERISA.
     (c) Each Employee Plan that is intended to be qualified under Section 401(a) of the Code is the subject of a favorable determination letter or opinion letter that takes into account all changes in the law for which a determination letter or opinion letter are currently being issued, and no Seller has Knowledge of any reason why any such determination letter or opinion letter should be revoked or not be reissued. The Company has made available to Buyer copies of the most recent determination letters with respect to each such Employee Plan.
     (d) Each Employee Plan has been maintained, and each previously existing Employee Plan has been terminated, in material compliance with its terms and with the requirements prescribed by Applicable Law.
     (e) No Employee Plan has participated in, engaged in or been a party to any prohibited transaction (pursuant to Section 4975 of the Code or Section 406 of ERISA and which is not exempt under Section 4975 of the Code or Section 408 of ERISA) and neither the Company nor any Company Subsidiary has had asserted against it any claim for any excise tax or penalty imposed under ERISA or the Code with respect to any Employee Plan nor is there any basis for any such claim. No officer, director or employee of the Company or any of Company Subsidiaries has committed a material breach of any responsibilities or obligations imposed upon fiduciaries by Title I of ERISA with respect to any Employee Plan. No material events have occurred with respect to any Employee Plan that could result in payment or assessment by or against the Company or any Company Subsidiaries of any material excise taxes under Sections 4972, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code.
     (f) Neither the Company nor any of the Company Subsidiaries has any current or projected Liabilities in respect of post-employment or post-retirement health or medical or life insurance benefits for former or current employees of the Company or any Company Subsidiaries, except as required to avoid excise tax under Section 4980B of the Code or as disclosed on Schedule 3.21(f). Neither the Company nor any Company Subsidiaries has any

Liabilities with respect to the self-funded portion of any “employee welfare benefit plan” as described in Section 3(1) of ERISA.
     (g) No condition, agreement or Employee Plan provision limits the right of the Company or any Company Subsidiaries to amend, cut back or terminate any Employee Plan (except to the extent such limitation is allowable under ERISA or the Code) without further Liability to the Company or any Company Subsidiary.
     (h) No employer securities, employer real property or other employer asset is included in the assets of any Employee Plan.
     (i) All contributions required to be made by the Company or any Company Subsidiaries to any Employee Plan have been made on or before their due dates and, to the extent required by GAAP, all amounts have been accrued for the current plan year and no further contributions will be due or will have accrued thereunder as of Closing, other than contributions accrued in the Ordinary Course of Business.
     (j) Except as set forth on Schedule 3.21(k), neither the Company nor any Company Subsidiary has participated in any voluntary compliance or self-correction programs established by the Internal Revenue Service under the Employee Plans Compliance Resolution System, or entered into a closing agreement with the Internal Revenue Service with respect to the form or operation of any Employee Plan or participated in the Delinquent Filer Voluntary Compliance Program sponsored by the Department of Labor.
     (k) Except as set forth on Schedule 3.21(k), all reports, notices and other documents required to be filed or furnished under the Code, ERISA, or any other Applicable Law, or under the terms of an Employee Plan with respect to each such plan have been duly and timely filed or furnished.
     (l) There are no investigations or audits of any Employee Plan by the Department of Labor, the Internal Revenue Service or any other Governmental Body currently pending or, to the Knowledge of the Sellers, contemplated, and there have been no such investigations or audits that have been concluded that resulted in any liability to the Company or any Company Subsidiaries that has not been fully discharged.
     (m) Other than routine claims for benefits, there are no actions, suits, claims or investigations pending, or to the Knowledge of the Sellers, threatened against or with respect to any of the Employee Plans or their assets.
     (n) Except as otherwise disclosed on Schedule 3.21(n), there are no Employee Plans with “change in control” or similar provisions and the execution of, and performance of the transactions contemplated by, this Agreement will not result in any payments (whether of separation or severance pay, unemployment pay or otherwise) (i) becoming due from the Company or any Company Subsidiaries to any current or former employee, director or consultant or result in the vesting, acceleration of payment or increase in the amount of any benefit payable to or in respect of any such current or former employee, director or consultant of the Company or any Company Subsidiaries, (ii) that would constitute “parachute payments” as defined in Section 280G of the Code or that would require the payment of an excise tax under Section 4999 of the

Code, or (iii) that would accelerate the time of payment or vesting or increase the amount of any compensation due to, any current or former employee.
     (o) Except as otherwise disclosed on Schedule 3.21(o), neither the Company nor any Company Subsidiary has granted or is a party to any Contract that grants, any compensation, equity award or bonus that could be deemed deferred compensation within the meaning of Section 409A of the Code, and neither the Company nor any Company Subsidiary has any Liability to make any payments or issue any equity award or bonus that could be deemed deferred compensation within the meaning of Section 409A of the Code. Neither the Company nor any Company Subsidiary sponsors, maintains, administers or participates in any Employee Plan that would be deemed a deferred compensation plan within the meaning of Section 409A of the Code.
     (p) No Employee Plan is a self-insured “multiple employer welfare arrangement” as such term is defined in Section 3(40) of ERISA, or funded through a “voluntary employees’ beneficiary association” as described in section 501(c)(9) of the Code.
     (q) Section 162(m) of the Code does not limit the deduction for employee remuneration for the Company or any Company Subsidiary.
     (r) To the Knowledge of the Sellers, no individual that was engaged by the Company or any Company Subsidiaries as an independent contractor within the last five years reasonably can or will be characterized or deemed to be an employee of the Company or any Company Subsidiary under Applicable Laws for purposes of federal, state and local income taxation, workers’ compensation and unemployment insurance and Employee Plan eligibility.
     (s) With respect to each employee benefit plan, program, Contract or other arrangement providing compensation or benefits to any employee or former employee of the Company or any Company Subsidiary (or any dependent thereof) which is subject to the Applicable Laws of any jurisdiction outside of the United States (the “Foreign Plans”): (i) such Foreign Plan has been maintained in all material respects in accordance with all applicable requirements and all Applicable Laws, (ii) if intended to qualify for special Tax treatment, such Foreign Plan meets all requirements for such treatment, (iii) if intended or required to be funded or book-reserved, such Foreign Plan is fully funded or book reserved, as appropriate, based upon reasonable actuarial assumptions and accounting rules, and (iv) no Liability exists or reasonably could be imposed upon the assets of the Company or any Company Subsidiary by reason of such Foreign Plan.
     Section 3.22 Environmental Matters. Except as described on Schedule 3.22:
     (a) Neither the Company nor any Company Subsidiary has caused or allowed the generation, use, treatment, storage, or disposal of Hazardous Substances on or at the Real Property or any properties previously owned, operated or leased by the Company or any Company Subsidiary, except in accordance with all applicable Environmental Laws, or except to the extent the same would not have an Environmental Material Adverse Effect;
     (b) There has been no Release of any Hazardous Substances at, on, or underlying any of Real Property, except as would not have an Environmental Material Adverse Effect;

     (c) With respect to permits and licenses, except as would not have an Environmental Material Adverse Effect, (i) all licenses, permits, consents, or other approvals required under Environmental Laws (collectively “Environmental Permits”) that are necessary to the operations of the Business have been obtained and are in full force and effect, and the Company and the Company Subsidiaries are unaware of any basis for revocation or suspension of any such Environmental Permits, and (ii) to the Sellers’ Knowledge, no Environmental Laws impose any obligation upon Buyer, as a result of any transaction contemplated hereby, requiring prior notification to any Governmental Body that is necessary to the operations of the Business;
     (d) Neither the Company nor any Company Subsidiary has received inquiry or notice nor, to the Sellers’ Knowledge, do they have any reason to suspect or believe it will receive inquiry or notice of any actual or potential Environmental Liabilities, contingent or otherwise, relating to the Business or its assets, including without limitation, properties previously owned, operated or leased by the Company or any Company Subsidiary;
     (e) Neither the Company nor any of the Company Subsidiaries are currently operating or required to be operating under any compliance order, schedule, decree or agreement, any consent decree, order or agreement, or corrective action decree, order or agreement issued or entered into under any Environmental Law with respect to the Business or any properties previously owned, operated or leased by the Company or any of its Company Subsidiaries;
     (f) There is no Litigation pending against or affecting, or, to the Knowledge of the Sellers, threatened against or affecting the Company, any Company Subsidiary, their assets or the Business before any Governmental Body or other Person, which in any manner relates to exposure to, or a Release of Hazardous Substances including without limitation asbestos-containing materials;
     (g) The Company and each Company Subsidiary has conducted the operations of the Business in compliance with all applicable Environmental Laws, except where such non-compliance would not have an Environmental Material Adverse Effect;
     (h) There are no encumbrances, deed restrictions, or notices in favor of any Governmental Body on any of the assets of the Company or any Company Subsidiary for (i) any Environmental Conditions, (ii) any liability under Environmental Laws or (iii) damages arising from or costs incurred by such Governmental Body in response to a Release of Hazardous Substances arising under or pursuant to any Environmental Laws, and neither the Company nor any Company Subsidiary is required to place any notice or restriction relating to the presence of Hazardous Substances at any of the Real Property locations;
     (i) There are no asbestos-containing materials or underground storage tanks located on any of the Real Property, and no underground storage tanks have been removed from the Real Property;
     (j) No Seller has Knowledge of any environmental remediation costs that are required or are planned to be expended relating to the operation of the Business, including, without limitation, with respect to any properties previously owned, operated or leased by the

Company or any Company Subsidiary, for which the Company has accruals or reasonably anticipates payment or accrual;
     (k) Except as would not have an Environmental Material Adverse Effect, neither the Company nor any Company Subsidiaries have transported or arranged for the transportation of any Hazardous Substances generated in the conduct of the Business to any location which, to the Knowledge of the Sellers, is listed on the National Priorities List or on the CERCLIS under CERCLA, or on any similar state list, or which is the subject of federal, state or local enforcement actions or other investigations that may lead to Liability of the Company or any Company Subsidiaries, including, but not limited to, under CERCLA; and
     (l) There have been no environmental investigations, studies, audits, tests, reviews or other analyses regarding compliance or noncompliance with any Environmental Law, or any Environmental Conditions existing on, at or under any Real Property, which were conducted by or on behalf of, or which are in the possession of, the Company, any Company Subsidiary or any Seller relating to the Business or the activities of the Company, any Company Subsidiary or any of the Real Property, that have not been delivered to Buyer prior to the date hereof.
     Section 3.23 Taxes.
     (a) On or prior to the Closing Date, the Company and the Company Subsidiaries have timely filed (after giving effect to applicable extensions) with the appropriate Governmental Bodies all Tax Returns required to be filed by or with respect to the Company or the Company Subsidiaries, either separately or as part of an affiliated group of corporations, and such Tax Returns are true, correct and complete in all material respects. The Company and the Company Subsidiaries have timely paid all Taxes of the Company and the Company Subsidiaries that were due and payable. With respect to any Tax period for which Taxes are not yet due and payable, such Taxes have been adequately accrued in accordance with GAAP and are reflected on the books and records of the Company and the Company Subsidiaries.
     (b) Neither the Company nor any Company Subsidiary has waived, or agreed to an extension of, any statute of limitation in connection with any Tax Returns of the Company or any Company Subsidiaries or with respect to any Taxes payable by them. There are no Liens, other than Permitted Liens, with respect to Taxes upon any assets of the Company or any Company Subsidiary.
     (c) The Company and the Company Subsidiaries have, or have caused to be, duly and timely withheld or collected, and have paid over to the Governmental Body all Taxes required to be so withheld or collected and paid, including without limitation, all sales and use Taxes and amounts required to be withheld for Taxes of any employee, independent contractor, creditor, stockholder, or other third party.
     (d) There is no action, suit, proceeding, investigation, audit, claim or assessment presently pending or, to the Sellers’ Knowledge, threatened with respect to any Taxes for which the Company or any Company Subsidiary may be liable. Neither the Company nor any Subsidiary has received any written claim from a Governmental Body in a jurisdiction where the Company or any Company Subsidiary does not file Tax Returns, that the Company or such

Company Subsidiary is or may be subject to taxation in such jurisdiction. No issue has arisen in any examination of the Company or any Company Subsidiaries by any Governmental Body that, if raised with respect to any period ending prior to the Closing Date not so examined, would result in a change or occurrence of Liability for any period after the Closing, if upheld. Neither the Company, any Company Subsidiary nor any Person on behalf of the Company or any Company Subsidiary has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law.
     (e) Neither the Company nor any Company Subsidiary is a party to any Tax allocation or sharing agreement. Neither the Company nor any Company Subsidiary has any liability for any federal, state, local, foreign or other Taxes of any corporation or entity other than that of the Company or the Company Subsidiaries, including, without limitation, any liability arising from the application of U.S. Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign law.
     (f) Neither the Company nor any Company Subsidiary has been a “United States real property holding corporation,” as defined in Section 897(c)(2) of the Code, at any time during the past five years.
     (g) Neither the Company nor any Company Subsidiary has been a party to a “reportable transaction,” as such term is defined in Treasury Regulation Section 1.6011-4(b)(1), or to a transaction that is or is substantially similar to a “listed transaction,” as such term is defined in Treasury Regulation Section 1.6011-4(b)(2).
     (h) Neither the Company nor any Company Subsidiary is required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting method and, to the Sellers’ Knowledge, no Governmental Body has proposed any such adjustment or change in accounting method.
     (i) In the last five years, neither the Company nor any Company Subsidiary has been a party to a transaction that has been reported as a reorganization within the meaning of Section 368 of the Code, or distributed a corporation (or been distributed) in a transaction that was intended or purported to qualify under Section 355 of the Code.
     (j) No Foreign Subsidiary has had, or is projected or reasonably expected under the current operation of its business, to have, income, gain, or loss that is or may be treated as effectively connected with the conduct of a trade or business within the United States under Section 864(c) of the Code. No Foreign Subsidiary is or has been a “passive foreign investment company” within the meaning of Section 1297 of the Code. No Foreign Subsidiary has, or is projected to have, “subpart F income” within the meaning of Section 952 of the Code, or holds “United States property” within the meaning of Section 956 of the Code.
     (k) The Company has been a validly electing S corporation within the meaning of Code sections 1361 and 1362 at all times since October 1, 2006 and the Company will be an S corporation up to and including the day before the Closing Date. Schedule 3.23(k) identifies each U.S. Subsidiary that is a “qualified subchapter S subsidiary” within the meaning of Code section 1361(b)(3)(B). Each U.S. Subsidiary so identified has been a qualified subchapter S subsidiary at all times since the date shown on such schedule and will be a qualified subchapter S subsidiary up to and including the day before the Closing Date.
     (l) As of December 31, 2007, the amount (valued in Euros) of the net operating loss carryforward of each of Burgess Manning, S.A., a French corporation, and Skimovex B.V., a Dutch corporation, are set forth on Schedule 3.23(l).
     (m) The amount of the S Corporation Fiscal Year Retention Deposit is $728,000, of which $180,951 has been paid by the Company to the Internal Revenue Service.
     Section 3.24 Competing Interests. Except as described in Schedule 3.24, neither the Company, any Company Subsidiary, any Seller nor any director, manager, officer or management level employee of the Company, any Company Subsidiary or any Affiliate thereof: (a) owns, directly or indirectly, an interest in any Person that is a competitor, customer or supplier of the Company or any Company Subsidiary or that otherwise has material business dealings with the Company or any Company Subsidiary; or (b) is a party to, or otherwise has any direct or indirect interest opposed to the Company or any Company Subsidiary under any Material Agreement or other material business relationship or arrangement with respect to the Business.
     Section 3.25 Illegal Payments. None of the Company, any Company Subsidiary or any Seller, and to the Knowledge of the Sellers no director, agent, sales representative, licensee or Affiliate of any of the foregoing, has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) used any funds to make any payment for the benefit of the Company or any Company Subsidiary, in violation of Applicable Law to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (c) used any funds to make any payment for the benefit of the Company or the Company Subsidiaries in violation of Applicable Law.
     Section 3.26 Export Compliance. Except for the potential violations described on Schedule 3.26, neither the Company nor any Company Subsidiary has conducted any activity with respect to the Business or its assets in violation of trade control Applicable Laws, including without limitation, Arms Export Control Act, the International Traffic in Arms Regulations, the International Emergency Economic Powers Act, the Export Administration Regulations, the Trading with the Enemy Act, or the various U.S. economic sanctions and embargoes programs codified in 31 C.F.R. Chapter V or in Executive Orders issued from time to time by the President of the United States. Except as described on Schedule 3.26, neither the Company nor any Company Subsidiary has caused, permitted, or allowed any other Person to conduct any such activity with respect to any of the Business or its assets. Neither the Company nor any Company Subsidiary are subject to any action of any Governmental Body that would restrict its ability to engage in export transactions, bar it from exporting or otherwise limit its exporting activities or sales to Governmental Bodies. Prior to the date hereof, the Company has voluntarily filed with the Office of Foreign Assets Control of the United States Department of the Treasury an initial notification of voluntary disclosure with respect to the potential violations described on Schedule 3.26 (the “Voluntary Self-Disclosure”), which disclosure does not constitute an admission by Burgess-Manning of the violation or non-compliance with any Applicable Law. The Voluntary Self-Disclosure is true and correct and a copy has been provided to Buyer.
     Section 3.27 Bank Accounts and Powers of Attorney. Attached to Schedule 3.27 are lists of (a) each bank, trust company, stock broker or any other broker with which the Company or any Company Subsidiary (other than Burgess-Miura) has an account, credit line or safe deposit box or vault, or otherwise maintains a relationship (collectively, “Bank Accounts”) and the Bank Accounts with each such entity, (b) all Persons authorized to draw on, or to have access to, each of the Bank Accounts, and (c) all Persons authorized by proxies, powers of attorney or other like instruments to act on behalf of the Company or any Company Subsidiary (other than Burgess-Miura).
     Section 3.28 Solvency of the Company. Immediately after giving effect to the transactions contemplated by this Agreement, (a) none of the Sellers, the Company or any of the Company Subsidiaries, shall have incurred Liabilities beyond its ability to pay such Liabilities as they mature or become due, (b) the then present fair salable value of the assets of each of the Sellers, the Company and the Company Subsidiaries shall exceed the amount required to pay their respective Liabilities (including the probable amount of all contingent liabilities) as they become absolute and matured, (c) the assets of each of the Sellers, the Company and each of the Company Subsidiaries, in each case at a fair valuation, shall exceed their respective Liabilities (including the probable amount of all contingent liabilities), and (d) none of the Sellers, the Company or the Company Subsidiaries shall have unreasonably small capital to carry on its business as presently conducted or as proposed to be conducted. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Sellers, the Company or any Company Subsidiary.
     Section 3.29 Other Representations and Warranties. Except as expressly set forth in this Agreement and the other Transaction Documents, including all schedules, exhibits and attachments hereto and thereto, Sellers do not make, and have not made, any representations or warranties in connection with the transactions contemplated hereby. Except as expressly set forth herein, no Person has been authorized by the Sellers to make any representation or warranty in connection with the transactions contemplated by the Agreement and, if made, such representation or warranty may not be relied upon as having been authorized by the Sellers. The Sellers and the directors and officers of the Company have made reasonable inquiry of the individuals having primary responsibility for the matters that are the subject of the representations and warranties set forth in this Article 3.
     Section 3.30 Product Warranty. Set forth on Schedule 3.30 is a list and description of outstanding warranties that have a term in excess of 24 months, outstanding warranties that have no limitation on the potential liability of such warranty obligation, and outstanding warranties that have been extended beyond the original warranty term, in each case made by the Company or any Company Subsidiaries (other than Burgess-Miura) with respect to its products and services pursuant to Contracts with an individual value of $500,000 or greater. Each product manufactured and sold and each service provided by the Company and the Company Subsidiaries (other than Burgess-Miura) has for the past five years conformed in all material respects with all applicable contractual commitments and all applicable express and implied warranties (any such commitments and warranties collectively, “Product Warranties”). There are no material design, manufacturing or other defects, latent or otherwise, with respect to any such products and services. Notwithstanding the foregoing, from time to time in the Ordinary Course of Business, the Company and the Company Subsidiaries may make “make right” adjustments and allowances and perform post-delivery or post-installment services, none of which are a material Liability individually or in the aggregate.
     Section 3.31 No Misrepresentations. The representations, warranties and statements made by the Sellers and the Company in or pursuant to this Agreement and the other Transaction Documents are true, complete and correct in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary to make any such representation, warranty or statement, under the circumstances in which it is made, not misleading.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYER
     Buyer represents and warrants to each Seller that:
     Section 4.1 Corporate Existence and Power. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Texas. Buyer has full corporate power to own, lease and operate its properties and to conduct its business as conducted on the date hereof. Buyer is duly authorized, qualified or licensed to do business and is in good standing in each State or other jurisdiction where such qualification is necessary, except where failure to obtain or maintain such qualification or good standing would not reasonably be expected to have a Material Adverse Effect.
     Section 4.2 Authorization. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, are within the powers, authority and capacity of Buyer and have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been, and at the Closing the other Transaction Documents will be, duly executed and delivered by Buyer to the extent Buyer is a party thereto. This Agreement is, and, upon execution and delivery at the Closing each of the other Transaction Documents to which Buyer is a party, will be, a legal, valid and binding agreement of Buyer enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding of law or in equity). Buyer has delivered to the Sellers true and complete copies of the Organizational Documents of Buyer as currently in effect.
     Section 4.3 Governmental Authorization. Except for the filing of a current report on Form 8-K with the Securities and Exchange Commission with respect to this Agreement and the public filing of this Agreement with the Securities and Exchange Commission as a material contract under Item 601 of Regulation S-K, the execution, delivery and performance by Buyer of this Agreement, and the consummation of the transactions contemplated hereby, require no material Consent of any Governmental Body.

     Section 4.4 Non-Contravention. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and shall not (a) contravene or conflict with any Organizational Documents of Buyer, (b) contravene or conflict with in any material respect or constitute a material violation of any material Applicable Law, or (c) require any material Consent by any Person under, constitute a material default under, or give rise to any right of termination, cancellation or acceleration of any material right or material obligation of Buyer or to a loss of any material benefit to which Buyer is entitled under any provision of any material Contract binding upon Buyer.
     Section 4.5 Purchase for Investment. Buyer is purchasing the Shares for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof. Buyer agrees that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the 1933 Act and any applicable foreign or state securities laws, except pursuant to an exemption from such registration under the 1933 Act and such laws or without compliance with any restrictions contained in the Organizational Documents of the Company. Buyer has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares and is capable of bearing the economic risks of such investment.
     Section 4.6 Insolvency Proceedings. Neither Buyer, nor any of the assets of Buyer, is the subject of any pending or, to the Knowledge of Buyer, threatened, insolvency proceedings of any character. Buyer has not made any assignment for the benefit of creditors nor taken any action with a view to or that would constitute a valid basis for the institution of any such insolvency proceedings. Buyer is not insolvent nor will it become insolvent as a result of entering into this Agreement.
     Section 4.7 Litigation. There is no Litigation pending against or, to the Knowledge of Buyer, threatened against or affecting, Buyer before any arbitrator or any Governmental Body which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.
     Section 4.8 Sufficient Funds. As of the date of this Agreement, Buyer (a) has access to sufficient funds, or has obtained commitment letters or “highly confident” letters from responsible investors or financial institutions to enable it to obtain such funds, as are needed to pay the Purchase Price (the “Financing”), and (b) has no reason to believe that any conditions to the Financing will not be satisfied or that the Financing will not be available on a timely basis for the consummation of the transactions contemplated by this Agreement. Buyer has provided the Company with copies of such commitment or “highly confident” letters.
     Section 4.9 Finders’ Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee or commission from the Buyer in connection with the transactions contemplated by this Agreement, except for such fees and expenses that are the sole responsibility of Buyer. No finder, broker, investment banker or other intermediary employed by

Buyer would have a valid claim for a fee or commission from any Seller in connection with the transactions contemplated by this Agreement.
ARTICLE 5
COVENANTS
     Section 5.1 Conduct of Business. Prior to the Closing, unless Buyer otherwise consents in writing, the Company and the Company Subsidiaries will, and the Sellers will cause the Company and the Company Subsidiaries to:
     (a) operate in the Ordinary Course of Business and use its best efforts to maintain its business organization, and to preserve the goodwill of the Business and of its employees, customers, Governmental Bodies and others having material business dealings with the Company and the Subsidiaries;
     (b) not engage in any transaction outside the Ordinary Course of Business, including by making any material expenditures, investments or commitments or entering into any Material Agreement of any kind, except for purchase orders for customary materials, supplies and other inventory in the Ordinary Course of Business and for expenditures described in Schedule 3.11(a);
     (c) not increase the compensation of any employee or enter into any new Employee Plans or amend in any material or adverse way to the Company or the Company Subsidiaries any existing Employee Plans or enter into any collective bargaining agreement covering any employees, other than base salary increases for non-management employees in the Ordinary Course of Business and, at the option of the Company, the payment of bonuses accrued pursuant to incentive plans currently in effect on the date hereof;
     (d) maintain in the Ordinary Course of Business all insurance policies, all Permits and all other material rights or interests that are required to carry on the Business;
     (e) maintain books of account and records in the usual, regular and ordinary manner and consistent with Past Practice;
     (f) promptly notify Buyer of any material adverse change in the condition (financial or otherwise), results of operations, business, prospects, assets or Liabilities of the Company or any Company Subsidiary or with respect to the manner in which the Business is conducted;
     (g) promptly notify Buyer of the occurrence of any event described in Section 3.10;
     (h) not enter into any exclusive or other Material Agreement with any supplier, vendor or distributor, except for agreements that are job specific, purchase orders for customary materials, supplies and other inventory in the Ordinary Course of Business and for capital expenditures described in Schedule 5.1(h);
     (i) not enter into any Contracts with any customer, other than in the Ordinary Course of Business;

     (j) not make any change in its general pricing practices or policies or any change in its credit or allowance practices;
     (k) not make any change in its warranty programs, procedures or coverage;
     (l) enter into any amendment, modification or termination (partial or complete) of, grant any waiver under or give any consent with respect to, any Material Agreement, in each case that is both material and could be adverse to the Company or any Company Subsidiary;
     (m) not engage in any transaction concerning the Business with any Affiliate, other than transactions on an arms’ length basis in the Ordinary Course of Business or for the transfer of Material Agreements described on Schedule 3.11(b);
     (n) not repurchase, redeem or otherwise acquire any securities of the Company or any Company Subsidiary;
     (o) except as described on Schedule 5.1(o), not file any amended Tax Return or any claim for refund of Taxes, amend any payment of Taxes paid by or on behalf of the Company or any Company Subsidiaries, waive or extend the statute of limitations in respect of any Taxes, make, revoke or amend any Tax election, change any method of Tax accounting or Tax procedure or practice, or settle or compromise any claim relating to Taxes;
     (p) maintain the Real Property, including all of the improvements located thereon, in substantially the same condition as existed on the date of this Agreement, ordinary wear and tear excepted, and not demolish or remove any of the existing improvements, or erect new improvements on the Real Property or any portion thereof, without the prior written consent of Buyer; and
     (q) not take any action that would (or fail to take any action if such failure would) result in a breach of the representations and warranties set forth in this Agreement, including Section 3.10.
     Section 5.2 Access and Information. The Company will, and the Sellers will cause the Company and each Company Subsidiary to, permit Buyer and its Representatives to have reasonable access to the Company’s and Company Subsidiaries’ Representatives, assets and properties and all books, records and documents during normal business hours and will furnish to Buyer such information, financial records and other documents relating to the Business as Buyer may reasonably request. The Company will, and the Sellers will cause the Company and each Company Subsidiary to, use commercially reasonable efforts to assist and cooperate with Buyer in preparing for the physical count of all inventories contemplated by Section 2.3(g) as may be reasonably requested by Buyer. The Company will, and the Sellers will cause the Company and each Company Subsidiary to, permit Buyer and its Representatives reasonable access to Company’s and Company Subsidiaries’ customers, suppliers and other Persons having material business dealings with the Company and the Company Subsidiaries for consultation or verification of any information obtained by Buyer, and will use all commercial reasonable efforts to cause such Persons to cooperate with Buyer and its Representatives in such consultations and in verifying such information. The Company will have the right to participate in any contact with such Persons.

     Section 5.3 Environmental.
     (a) Prior to the Closing Date upon reasonable advance notice to the Company, Buyer may conduct environmental assessments of the Owned Real Property. Prior to conducting any sampling, boring, drilling or other invasive investigative activity on the Owned Real Property (an “Invasive Activity”), Buyer shall furnish for the Company’s review and approval, which will not be unreasonably withheld or delayed, a proposed scope of such Invasive Activity, including a description of the activities to be conducted and a description of the approximate locations of such activities. The Company shall have the right to be present during any environmental assessments of the Owned Real Property and shall have the right, at its option and expense, to split samples with Buyer. After completing any environmental assessment of the Owned Real Property, if the Closing does not occur, Buyer shall, at its sole cost and expense, restore the Owned Real Property to its condition prior to the commencement of such environmental assessment, unless the Company requests otherwise, and shall promptly dispose of all drill cuttings, corings, or other investigative-derived wastes generated in the course of the environmental assessment. Buyer shall maintain, and shall cause its Representatives to maintain, all information obtained by Buyer pursuant to any environmental assessment or other due diligence activity as strictly confidential, unless disclosure of any facts discovered through such environmental assessment is required under any Environmental Laws. Buyer shall provide the Company with copies of the final draft of all environmental reports prepared by, or on behalf of Buyer with respect any environmental assessments conducted on the Owned Real Property. In the event that any necessary disclosures under applicable Environmental Laws are required with respect to matters discovered by any environmental assessment conducted by, for or on behalf of Buyer, Buyer agrees that prior to the Closing, the Company shall be responsible for disclosing such matters to the appropriate Governmental Body and the Company, and not Buyer, shall promptly make all required disclosures.
     (b) The Sellers agree and acknowledge that the Known Environmental Conditions require Remediation and such Remediation is an indemnifiable claim pursuant to Section 9.2(a)(iv), subject to the limitations set forth in Section 9.2(a). After the Closing, Buyer will assume responsibility for the Remediation of the Known Environmental Conditions, subject to the conditions set forth in this Agreement. Buyer agrees to Remediate the Known Environmental Conditions after Closing in compliance with applicable Environmental Laws in a reasonable and timely manner. Buyer will Remediate the Known Environmental Conditions in accordance with the risk reduction regulations established by the Texas Commission on Environmental Quality (“TCEQ”) in 30 Tex. Admin. Code Ch. 350. Buyer agrees to keep the Sellers reasonably informed about the progress of the Remedial Actions, will provide the Sellers with copies of all reports provided to the TCEQ in connection therewith, and upon the Sellers’ Agent’s request, will consult with Sellers’ Agent and any consultants or advisors of the Sellers. All costs and expenses reasonably incurred by Buyer in connection with the Remediation will be the joint and several obligation of the Sellers and to the extent available, will be paid from the Escrow Amount, without prejudice to any other rights or remedies available to Buyer. Buyer’s Remediation efforts will continue until the TCEQ issues a “no further action” letter, certificate of completion, or similar document indicating that no further Remedial Action (other than maintenance of any installed engineering controls or containment measures, such as a cap) is required for the Known Environmental Conditions that gave rise to the Remedial Action.

     Section 5.4 Supplemental Disclosure; Knowledge. The Sellers and the Company will promptly notify Buyer in writing with respect to any fact, event, condition or circumstance that arises or is discovered after the date hereof that causes any of the representations or warranties of the Sellers and the Company in Article 3 to be inaccurate or incomplete in any material respect. Prior to the Closing, the Sellers will from time to time make a reasonable inquiry of the individuals having primary responsibility of the matters that are the subject of the representations and warranties of the Sellers and the Company set forth herein.
     Section 5.5 Assistance with Permits, Filings and Consents.
     (a) The Company and the Sellers will furnish Buyer with all information concerning, the Company, the Company Subsidiaries and the Sellers that is required for inclusion in any application or filing made by Buyer to any Governmental Body in connection with the transactions contemplated by this Agreement. The Sellers and the Company will use commercially reasonable efforts to assist Buyer in obtaining any Permits, or any Consents related thereto, that Buyer will require in connection with the continued operation of the Business after the Closing.
     (b) Buyer will use commercially reasonable efforts to assist the Company in obtaining any Consents required in connection with the acquisition of the Shares by Buyer, including cooperating with and furnishing the Company or upon its request, any requesting contracting party, such non-confidential customary and ordinary course information and documentation as any such third party reasonably requests in connection therewith; provided however, Buyer will have no obligation to amend, change or waive any rights under any Material Agreement or Permit or make any payment or concession to obtain any of the foregoing.
     Section 5.6 Fulfillment of Conditions by the Sellers. The Sellers and the Company agree not to take any action, or omit to take any action, that would cause the conditions on the obligations of the parties to effect the transactions contemplated hereby not to be fulfilled, including by taking or causing to be taken any action that would cause the representations and warranties made by the Sellers and the Company herein not to be true and correct as of the Closing. The Sellers and the Company will take all reasonable steps within their power to cause to be fulfilled the conditions precedent to Buyer’s obligations to consummate the transactions contemplated hereby that are dependent on the actions of the Sellers, the Company and the Company Subsidiaries.
     Section 5.7 Fulfillment of Conditions by Buyer. Buyer agrees not to take any action, or omit to take any action, that would cause the conditions on the obligations of the parties to effect the transactions contemplated hereby not to be fulfilled, including by taking or causing to be taken any action that would cause the representations and warranties made by Buyer herein not to be true and correct as of the Closing. Buyer will take all reasonable steps within its power to cause to be fulfilled the conditions precedent to the obligations of the Sellers and the Company to consummate the transactions contemplated hereby that are dependent on the actions of Buyer.
     Section 5.8 Publicity. Neither the Company, any Seller nor any Affiliate, agent or advisor of the Company or any Seller will issue or make, or allow to have issued or made, any press release or public announcement concerning the transactions contemplated by this

Agreement without the prior written consent of Buyer, which consent will not be unreasonably withheld or delayed.
     Section 5.9 Transaction and Other Costs. Buyer will pay all Transaction Costs (including investment banking, broker, legal, accounting and other professional fees) that it incurs in connection with the negotiation, execution and performance of this Agreement and the transactions contemplated hereby. As of the Closing, all Transaction Costs (including investment banking, broker, legal, accounting and other professional fees) that the Sellers, the Company or any Company Subsidiary may incur in connection with the negotiation, execution and performance of this Agreement and the transactions contemplated hereby, and any transfer Taxes and Transfer Fees, will be paid in full and neither the Company nor any Company Subsidiary will have any liability for such Transaction Costs thereafter. Buyer will pay the Real Property title insurance policy fees and premiums, including any endorsements required by Buyer, survey fees on the Real Property incurred as a result of the transactions contemplated hereby, and the costs of the Phase I and Phase II environmental site assessments conducted on the Real Property at Buyer’s request prior to the Closing Date. After the Closing, Buyer will cause the Company to pay to the appropriate individuals the accrued bonus amounts included in Working Capital, if any, which payments will be made in accordance with the terms and conditions of the incentive plan pursuant to which such bonuses were earned, as such plan is in effect on the date hereof.
     Section 5.10 No-Shop Provisions. From the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with Section 11.1, each Seller and the Company hereby covenants and agrees that: (a) it will not, and will not permit any of its Affiliates (including the Company Subsidiaries) to, initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal relating to, or that may reasonably be expected to lead to, any Competing Transaction, or enter into discussions or negotiate with any Person in furtherance of such inquiries or to obtain a Competing Transaction, or endorse or agree to endorse any Competing Transaction, or authorize or permit any of the directors, managers, officers or employees of the Company or any Company Subsidiary or any investment banker, financial advisor, attorney, accountant or other Representative retained by any Seller or any Affiliate of any Seller to take any such action; and (b) the Sellers and the Company will promptly notify Buyer of all relevant terms of any such inquiries and proposals received by any Seller, any Affiliate of any Seller or any such Representative relating to any of such matters, and if such inquiry or proposal is in writing, the Sellers and the Company will promptly deliver or cause to be delivered to Buyer a copy of such inquiry or proposal. For purposes of this Agreement, “Competing Transaction” means any of the following (other than the transactions contemplated by this Agreement) involving the Company, any Company Subsidiary, the Shares or the Business: (i) any merger, consolidation, share exchange, business combination, joint venture, partnership, or similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of any part of its assets, other than inventory in the Ordinary Course of Business; or (iii) any offer for any of the equity capital of any such Person. The Sellers and the Company represent and warrant to Buyer that during the period from November 14, 2007 to the date hereof, Sellers and the Company have negotiated exclusively with Buyer to reach a definitive agreement with respect to the sale of the Shares and the Business as contemplated by this Agreement and have not conducted discussions or negotiations with any other Person with respect to a Competing Transaction. The Sellers and the Company have requested the return or destruction of all confidential information delivered by the Sellers, the Company or any Company Subsidiary in connection with discussions with any third parties regarding any Competing Transaction.
     Section 5.11 Nondisclosure. Each Seller and the Company acknowledges and agrees that all customer, prospect and marketing lists, sales data, supplier and sourcing lists, pricing data, engineering, designs, formulas and processes, know-how, the terms and conditions of and parties to Material Agreements and other confidential information of the Business (collectively, “Confidential Information”) are unique, special and valuable assets of the Company and the Company Subsidiaries. Each Seller and the Company agrees to, and agrees to use reasonable efforts to cause its Representatives to, treat the Confidential Information, together with any other confidential information furnished to it by Buyer, as confidential and not to make use of such information for its own purposes, whether in the operation of its business or otherwise, or for the benefit of any other Person, other than the Business prior to the Closing or Buyer after the Closing. Without limiting the generality of the foregoing, the Sellers and the Company expressly acknowledge and agree that the material terms of this Agreement, including the amount of the Purchase Price, constitute Confidential Information, and, in any event, unless otherwise publicly disclosed by Buyer, each Seller and the Company agrees not to disclose such terms to any Person, except to legal counsel, accountants and advisors who are advised of the confidential nature of such information and agree to maintain the confidentiality thereof, and otherwise to the extent required by Applicable Law, in which case Buyer will be given as much advance notice as reasonably possible with respect to such required disclosure. The confidentiality obligations, but not the prohibitions on making use of information for a Seller’s own purpose, that are set forth in this Section 5.11 shall not apply to any Confidential Information that (a) was, is or becomes generally available to the public other than as a result of a breach of any agreement, including this Agreement, by any Seller or any Representative of Seller, (b) is developed by any Seller independently of any Confidential Information, (c) becomes available to any Seller on a non-confidential basis from a third party not bound by a confidentiality agreement or a legal or fiduciary obligation restricting disclosure, or (d) that is required by law or judicial order to be disclosed in connection with any legal proceeding or governmental investigation, in which case the Sellers will provide Buyer prior written notice of such requested disclosure.
     Section 5.12 Financial Statements.
     (a) Prior to the Closing, promptly after the end of each calendar month beginning with February 29, 2008, the Company shall deliver to Buyer true, correct and complete copies of the unaudited unconsolidated balance sheet and related statements of income for such month for the Company and each Company Subsidiary as of the end of such month, and for such month and the fiscal year to date, in each case prepared consistent with the Financial Statements.
     (b) Prior to the Closing, the Company will continue to cooperate and work diligently with their independent auditors to prepare consolidated and consolidating balance sheets for the Company and the Company Subsidiaries for each of the fiscal quarters ending December 31, 2006, March 31, 2007 and June 30, 2007, and the related unaudited consolidated and consolidating statements of income for each of the fiscal quarters then ended, in each case prepared consistent with the Financial Statements and the terms of engagement with such independent auditors disclosed to Buyer prior to the date hereof.
     Section 5.13 Affiliate Transactions. Prior to the Effective Time, all assets and liabilities set forth on the consolidated balance sheet of the Company that arose from transactions with Affiliates of the Company will be collected, set-off or otherwise satisfied or settled in full so that as of the Effective Time no assets or liabilities owing by, or payable to, any Affiliates of the Company is reflected in the books and records or consolidated balance sheet of the Company, other than assets and liabilities arising from the purchase of goods or materials and commissions payable for product sales, in each case in the Ordinary Course of Business no less than 180 days prior to the Closing Date.
     Section 5.14 Foreign Subsidiaries. Prior to the Effective Time, the Company will take all actions, including without limitation the filing of all documentation and the payment of all fees, taxes or other expenses in the applicable jurisdictions, to dissolve or otherwise merge out of existence each of the following Foreign Subsidiaries, all of which are dormant and have no material assets or material liabilities: Burgess—Manning Limited, a United Kingdom corporation, Quiet Flo Engineering Limited, a United Kingdom corporation, Skimovex Ltd., a United Kingdom corporation, and Skimovex International B.V., a Dutch corporation. As of the Effective Time, the only outstanding item required to dissolve or otherwise merge such Foreign Subsidiaries out of existence will be the expiration of the applicable public notice period. The Company will provide Buyer with copies of all such documentation and proof of payment of all such fees, costs and expenses. Any Liabilities associated with such actions, including any claims by creditors, that are not paid as of the Effective Time will be included as a current liability in Working Capital.
     Section 5.15 Asbestos Litigation. After the Closing, the Sellers’ Agent, in consultation with the Company, will supervise the defense and settlement of the existing “asbestos mis-identification cases” described in Schedule 3.12 and any other similar “asbestos mis-identification case” that is commenced by the service of a complaint upon the Company on or before the second anniversary of the Closing Date (collectively, the “Asbestos Cases”). The settlement of any Asbestos Case shall be subject to the prior approval of Buyer, which approval will not be unreasonably withhold or delayed. The defense and settlement costs for Asbestos Cases will be paid out of the Escrow Amount until the final installment distribution of the Escrow Amount is paid and then jointly and severally by the Sellers; provided, however, the defense, expenses and settlement of any Asbestos Cases and any Liabilities associated with any such cases that are commenced after the second year anniversary of the Closing Date will be the sole responsibility of the Company and the Company Subsidiaries.
     Section 5.16 OFAC Voluntary Self-Disclosure. The Sellers agree and acknowledge that the Voluntary Self-Disclosure matter is an indemnifiable claim pursuant to Section 9.2(a)(vi). After the Closing, Buyer will assume responsibility for all matters related to the Voluntary Self-Disclosure, subject to the conditions set forth in this Agreement. The Sellers agree to provide full cooperation to Buyer and to the U.S. government in connection with the Voluntary Self-Disclosure. The Sellers will have the right to participate in the Voluntary Self-Disclosure at their cost and expense, subject to reasonable conditions on time, place and manner of such participation, in the interest of maintaining clear lines of communication with the U.S.

government and obtaining a favorable resolution of the matter. Prior to the Closing, the Sellers special legal counsel on export compliance will prepare and file a supplement to the initial Voluntary Self-Disclosure to provide additional detail, which filing will be made available to Buyer and its counsel for their prior review and comment. Buyer agrees to (a) keep the Sellers reasonably informed about the progress of the Voluntary Self-Disclosure, (b) provide the Sellers with copies of all material documents and correspondence either sent or received in connection with the Voluntary Self-Disclosure, (c) allow Sellers’ special legal counsel on export compliance reasonable access to the personnel and business records of the Company, Burgess-Manning and Burgess-Manning UK in connection with the Voluntary Self-Disclosure matters, (d) consult with the Sellers regarding any proposed settlement regarding the Voluntary Self-Disclosure, and (e) provide the Sellers’ Agent of advance notice of any material filings or planned settlement discussions with Governmental Bodies. All costs and expenses reasonably incurred by Buyer after the Closing Date in connection with the matters set forth on Schedule 3.26 and the Voluntary Self-Disclosure and any fines, penalties, settlement or other payment in connection therewith will be the joint and several obligation of the Sellers and to the extent available, will be paid from the Escrow Amount, without prejudice to any other rights or remedies available to Buyer. Prior to the Closing the Company will continue to promptly make all disclosures in connection with the Voluntary Self-Disclosure, including, without limitation, filing a subsequent full disclosure of Voluntary Self-Disclosure to the U.S. government to provide more detail and information regarding the potential violations set forth on Schedule 3.26 as soon as is reasonably practicable.
     Section 5.17 Release by the Sellers. Effective upon the Closing, each Seller, for itself and its successors and assigns, hereby fully and unconditionally releases and forever discharges and holds harmless the Company and each Company Subsidiary and their directors, officers, employees, agents, Affiliates, successors and assigns from any and all claims, demands, losses, costs, expenses (including reasonable attorneys’ fees and expenses), obligations, Liabilities and damages of every kind and nature whatsoever, whether now existing, known or unknown, relating in any way, directly or indirectly, to the Company or any Company Subsidiary, that such Seller may now have or may hereafter claim to have against the Company, any Company Subsidiary, or any of such directors, officers, employees, agents, Affiliates, successors or assigns; provided, that the foregoing release will not affect (a) any obligations of the Buyer or following the Closing, the Company, to the Sellers under this Agreement, including without limitation, the payment of the Purchase Price or (b) any salary or bonus payments accrued prior to the Closing and included as a current liability in Working Capital that are payable to any Seller.
ARTICLE 6
CONDITIONS PRECEDENT TO THE SELLERS’ OBLIGATION TO CLOSE
     The obligation of the Sellers to sell the Shares and to take the other actions required to be taken by the Sellers at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived in whole or in part by the Sellers):
     Section 6.1 Accuracy of Representations. All of the representations and warranties of Buyer in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate and complete in all material respects (if not qualified by materiality or Material Adverse Effect) or in all respects (if qualified by materiality or Material Adverse Effect) as of the date of this Agreement, and must be accurate and complete in all material respects (if not qualified by materiality or Material Adverse Effect) or in all respects (if qualified by materiality or Material Adverse Effect) on and as of the Closing Date as if made on the Closing Date.
     Section 6.2 Performance of Buyer.
     (a) All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.
     (b) Buyer must have delivered each document required to be delivered by Buyer pursuant to Section 2.5 and must have made the cash payments required to be made by Buyer pursuant to Section 2.5.
     (c) Buyer must have delivered a closing certificate, substantially in the form of Exhibit B.
     (d) Buyer must have delivered a certificate of its secretary, substantially in the form of Exhibit C.
     (e) Buyer must have delivered an opinion of Fulbright & Jaworski L.L.P., dated the Closing Date, solely with respect to the corporate existence and corporate authority of Buyer and the enforceability of the Transaction Documents to which Buyer is a party, subject to customary assumptions, qualifications and limitations and otherwise in form reasonably acceptable to the Sellers.
     Section 6.3 No Injunction. There must not be in effect any Applicable Law that prohibits or otherwise makes illegal the sale of the Shares to Buyer or any of the other transactions contemplated hereby.
ARTICLE 7
CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE
     Buyer’s obligation to purchase the Shares and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived in whole or in part by Buyer):
     Section 7.1 Accuracy of Representations. All of the representations and warranties of the Company and the Sellers in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate and complete in all material respects (if not qualified by materiality or Material Adverse Effect) or in all respects (if qualified by materiality or Material Adverse Effect) as of the date of this Agreement, and must be accurate and complete in all material respects (if not qualified by materiality or Material Adverse Effect) or in all respects (if qualified by materiality or Material Adverse Effect) on and as of the Closing Date as if made on the Closing Date.

     Section 7.2 Performance of the Company and the Sellers.
     (a) All of the covenants and obligations that the Company and the Sellers are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.
     (b) Each document required to be delivered by the Company or the Sellers pursuant to Section 2.5 must have been delivered, and each of the other covenants and obligations of the Company or the Sellers in Section 2.5 must have been performed and complied with in all respects.
     Section 7.3 Consents. Each of the Consents identified in Schedules 7.3 must have been obtained and must be in full force and effect.
     Section 7.4 Additional Documents. The Sellers and the Company must have caused each of the following documents to be delivered to Buyer:
     (a) an opinion of Gross Shuman Brizdle & Gilfillan, P.C., dated the Closing Date, in customary form and reasonably acceptable to Buyer and Buyer’s lenders, which opinion may be relied upon by Buyer’s lenders;
     (b) a closing certificate, substantially in the form of Exhibit D;
     (c) a certificate of the secretary of the Company and each Company Subsidiary, substantially in the form of Exhibit E;
     (d) such other documentation required to comply with State and local transfer and documentary stamp tax requirements as to the transactions contemplated by this Agreement;
     (e) a Certificate of Non-Foreign Status from each Seller in substantially the form of the certificate attached hereto as Exhibit F;
     (f) Uniform Commercial Code termination statements or other lien release agreements from the holders of any Lien on the Shares or the assets of the Company or any of its Subsidiaries (other than Permitted Liens), in form and substance satisfactory to Buyer;
     (g) Releases from Scott-Macon Ltd. and all other Representatives of the Sellers, the Company and the Company Subsidiaries releasing Buyer, the Company and the Company Subsidiaries in full for any and all Transaction Costs or any other obligations of the Company or any Company Subsidiary to Scott-Macon, Ltd. or to such other Representatives for services rendered in connection with the transactions contemplated by this Agreement, all of which will be in form and substance reasonably satisfactory to Buyer;
     (h) a back-log report that conforms to Schedule 3.8(g) and the representations set forth in Section 3.8(g) that is of a date no less than three Business Days prior to the Closing Date;

     (i) an election under Code section 1362(e)(3) to allocate income, loss, deductions and credits between S short year and C short year under normal accounting rules in substantially the form attached hereto as Exhibit G; and
     (j) resignations, effective as of the Closing Date, for each director and officer of the Company or any Company Subsidiary (other than for officers and directors of Burgess-Manning India and Burgess Miura that are not officers or directors of the Company or any Company Subsidiary) specified by Buyer prior to the Closing Date.
     Section 7.5 No Injunction. There must not be in effect any Applicable Law that prohibits or makes illegal the sale of the Shares by the Sellers to Buyer or any of the other transactions contemplated by this Agreement.
     Section 7.6 Real Property.
     (a) Buyer will have received (a) an irrevocable commitment for an owner’s policy of title insurance for each parcel of Owned Real Property, in form and substance reasonably satisfactory to Buyer and issued by the title insurance company selected by Buyer, with such endorsements thereto as Buyer may reasonably require, which commitment will contain no Liens other than Permitted Liens, (b) surveys with respect to each parcel of Owned Real Property that are reasonably satisfactory to Buyer and sufficient to allow the removal of any survey exceptions (other than Permitted Liens) from such title insurance policy, (c) a valid certificate of occupancy (or compliance letter in form and substance reasonably acceptable to Buyer) from each Governmental Body having jurisdiction over each parcel of Owned Real Property, and (d) evidence reasonably satisfactory to the Buyer that each parcel of Owned Real Property is zoned for a classification that permits the continued use of the Owned Real Property in the manner currently used by the Company and the Company Subsidiaries. The Company and the Company Subsidiaries will have executed and delivered such affidavits and undertakings as are reasonably required by the title insurance company to issue such title owner’s policy of title insurance.
     (b) Buyer will have received, in proper form for recordation: (i) an estoppel certificate and consent with respect to each of the leases for the Leased Real Property, dated no more 30 days prior to the Closing Date, from the other parties to each such lease, each such estoppel certificate to be in form and substance reasonably satisfactory to Buyer and Buyer’s lenders, (ii) a non-disturbance agreement with respect to each lease for the United Kingdom and Buffalo, New York Leased Real Property from each lender encumbering any real property underlying such Leased Real Property, each such non-disturbance agreement to be in form and substance reasonably satisfactory to Buyer and Buyer’s lenders, (iii) a collateral access agreement with respect to each parcel comprising the Leased Real Property in Orchard Park, New York, each such collateral access agreement to be in form and substance reasonably acceptable to Buyer and Buyer’s lenders, and (iv) a waiver of surface rights from Warner G. Martin and Shirley J. Martin with respect to the Real Property in Cisco, Texas.
     Section 7.7 Financing. Buyer shall have received sufficient funds to enable it to pay the Purchase Price on terms and conditions no less favorable in all material respects to Buyer than the Financing in place on the date of this Agreement.

ARTICLE 8
TAX MATTERS
     The following provisions shall govern the allocation of responsibility as between Buyer and the Sellers for certain Tax matters following the Closing Date:
     Section 8.1 Tax Indemnification. Except to the extent that a Tax liability is accrued on the books of the Company and the Company Subsidiaries and taken into account in determining the Purchase Price pursuant to Section 2.3 hereof, each Seller shall jointly and severally indemnify the Company, the Company Subsidiaries, Buyer, and each Buyer Affiliate and hold them harmless from and against, any loss, claim, liability, expense, or other Damage attributable to (i) all Taxes (or the non-payment thereof) of any of the Company or the Company Subsidiaries for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (“Pre-Closing Tax Period”); (ii) all Taxes arising out of a breach of the representations, warranties or covenants contained in Section 3.23; (iii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which any of the Company or the Company Subsidiaries (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation §1.1502-6 or any analogous or similar state, local or foreign law or regulation; and (iv) any and all Taxes of any other Person (other than the Company or the Company Subsidiaries) imposed on the Company or any Company Subsidiary as a transferee or successor, by Contract or pursuant to any Applicable Law, which Taxes relate to an event or transaction occurring before the Closing. Sellers shall reimburse Buyer for any Taxes of the Company or any Company Subsidiary that are the responsibility of Sellers pursuant to this Section 8.1 within ten Business Days of notice of payment of such Taxes from Buyer. Sellers’ obligations pursuant to this Article 8 shall not be subject to the limitations set forth in Article 9.
     Section 8.2 Straddle Period. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income or receipts of the Company or any Company Subsidiary for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Company or any Company Subsidiary holds a beneficial interest shall be deemed to terminate at such time) and the amount of other Taxes of the Company or any Company Subsidiary for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.
     Section 8.3 Tax Returns.
     (a) The Company shall file all Tax Returns required to be filed (taking into account any extensions) on or prior to the Closing Date by the Company or any Company Subsidiary and shall pay any and all Taxes due with respect to such Tax Returns. All Tax Returns described in this Section 8.3(a) shall be prepared in a manner consistent with prior practice of the Company and the Company Subsidiaries unless otherwise required by applicable Tax laws (or the judicial or administrative interpretations thereof).
     (b) The Sellers shall direct the Company’s current accountant, Gaines, Kriner, Elliott, LLP to prepare (at the Sellers’ expense) any Tax Returns required to be filed after the Closing Date by the Company or any Company Subsidiary, if such Tax Return covers a fiscal period that includes a Pre-Closing Tax Period, exclusive of any state franchise or income tax return for the fiscal year ending subsequent to the Closing Date, which return will be prepared by Buyer. Buyer shall be responsible for preparing or causing to be prepared and filing all other Tax Returns required to be filed by the Company or any Company Subsidiary after the Closing Date. Each Tax Return relating to any Pre-Closing Tax Period shall be prepared in a manner consistent with prior practice of the Company, except to the extent required by Applicable Law. The Sellers shall provide a copy of each such Tax Return to Buyer for Buyer’s review and comment no later than 30 days prior to the due date of such Tax Return. The Sellers shall direct Gaines, Kriner, Elliott LLP to make any further changes to such Tax Returns (changes which are permitted but not mandated by Applicable Law) as Buyer reasonably requests. To the extent permitted or required by Applicable Law, Sellers shall include any income, gain, loss, deduction or other tax items for such periods on their Tax Returns in a manner consistent with the Schedule K-1s furnished by the Company to Sellers for such periods.
     Section 8.4 Cooperation on Tax Matters.
     (a) Buyer, the Company and the Company Subsidiaries, and the Sellers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Article 8 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company and the Company Subsidiaries and Sellers agree to retain all books and records with respect to Tax matters pertinent to the Company and the Company Subsidiaries relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority.
     (b) Buyer and Sellers further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Body or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).
     (c) Buyer and Sellers further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to Code §6043, or Code §6043A, or Treasury Regulations promulgated thereunder.
     (d) Buyer and Sellers further agree to cause the Company to elect under Code section 1362(e)(3) to have the rules of Code section 1362(e)(2) not apply, and instead to compute separately the Company’s items of income, loss, deduction, and credit for each of the S short year and the C short year as described in Code section 1362(e)(3). Buyer and Sellers will cooperate in preparing and executing all forms and documents necessary to effect such election.
     Section 8.5 Tax Sharing Agreements. All Tax-sharing agreements or similar agreements with respect to or involving any of the Company or any Company Subsidiary shall be terminated as of the Closing Date and, after the Closing Date, the Company and the Company Subsidiaries shall not be bound thereby or have any liability thereunder.
     Section 8.6 Defense of Tax Audits. Notwithstanding anything herein to the contrary, Buyer shall have the sole right to represent the interests of the Company and the Company Subsidiaries with respect to any Tax audit or other proceeding and to employ counsel of its choice in connection with such Tax audit or other proceeding; provided, however, that Buyer shall afford the Sellers the opportunity, at the Sellers’ expense, to participate, as may reasonably be requested by the Sellers, with Buyer, the Company and the Company Subsidiaries in contesting any Tax audit or other proceeding solely to the extent such Tax audit or other proceeding would give rise to an indemnity or reimbursement obligation under this Agreement; provided, further, that Buyer, the Company and the Company Subsidiaries shall not settle or otherwise compromise any Tax audit or other proceeding that would give rise to an indemnity or reimbursement obligation under this Agreement without the Sellers’ prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).
     Section 8.7 S Corporation Status. The Company and Sellers shall not revoke the Company’s election to be taxed as an S corporation within the meaning of Code sections 1361 and 1362. The Company and Sellers shall not take or allow any action other than the sale of the Shares pursuant to this Agreement that would result in the termination of The Company’s status as a validly electing S corporation within the meaning of Code sections 1361 and 1362.
     Section 8.8 Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid by Sellers when due, and Sellers shall, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, Buyer shall, and shall cause its controlled Affiliates to, join in the execution of any such Tax Returns and other documentation.
ARTICLE 9
SURVIVAL; INDEMNIFICATION
     Section 9.1 Survival. The representations and warranties of the parties contained in Articles 3 and 4 of this Agreement shall survive the Closing until the second year anniversary of the Closing Date; provided that (a) the representations and warranties in Sections 3.1 (Corporate Existence and Power), Section 3.2 (Authorization), Section 3.5 (Capitalization; No Liens), Section 3.7 (Title to Assets), Section 3.19 (Finders’ Fee), Section 4.1 (Corporate Existence and Power), Section 4.2 (Authorization) and Section 4.9 (Finders’ Fee) shall survive indefinitely (clause (a), the “Excluded Representations”); and (b) the representations and warranties in Section 3.13 (Compliance with Laws), Section 3.21 (Employee Benefit Plans), Section 3.22 (Environmental Matters), Section 3.23 (Taxes), Section 3.25 (Illegal Payments) and Section 3.26

(Export Compliance) shall survive for 30 days after the expiration of the applicable statute of limitations, including any extensions agreed to by Sellers. Notwithstanding the preceding sentence, any breach of a representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentence until such potential breach is finally determined, if notice of the untruth, inaccuracy, incorrectness or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time. Except for the indemnification obligations of the Sellers pursuant to clause (iii) (Litigation Damages) and clause (iv) (Environmental Damages) of Section 9.2(a); which shall survive until the fifth anniversary of the Closing Date (or until such claim for Damages is finally determined, if notice of the claim for Damages giving rise to such right of indemnity shall have been given to the Sellers prior to the fifth anniversary of the Closing Date), the covenants and agreements of the Sellers, the Company and Buyer made in or pursuant to this Agreement will survive indefinitely and will therefore survive the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the expiration of the representations and warranties set forth in this Agreement.
     Section 9.2 Indemnification.
     (a) From and after the Closing and subject to the other provisions of this Article 9, each Seller, jointly and severally, hereby indemnifies Buyer, its Affiliates, including without limitation, the Company and the Subsidiaries, and its Representatives (collectively, the “Buyer Indemnified Parties”) against, and agrees to hold each of them harmless from, any and all damage, loss, Liability, costs and expenses, including reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding whether involving a Third-Party Claim or a claim solely between the parties hereto, but excluding any and all incidental, indirect or consequential damages, including lost profits and diminution in value, unless, in each case, such damages are payable to a third Person, in which case such damages shall be included (collectively, “Damages”), incurred or suffered by such Buyer Indemnified Party arising out of any of the following: (i) any untruth, inaccuracy, incorrectness or other breach of any representation or warranty of any Seller or the Company contained in this Agreement or any allegation by a third Person that, if true, would constitute any such untruth, inaccuracy, incorrectness or breach (this clause (i) being a “Seller Warranty Breach”), or (ii) any breach of a covenant or agreement made by or to be performed by any Seller or the Company pursuant to this Agreement or any allegation by a third Person that, if true, would constitute such a breach, or (iii) any Litigation or other third Person claims relating to or arising from the activities and operations of the Business with respect to any period (or portion thereof) occurring on or prior to the Closing (this clause (iii) other than the Asbestos Cases, being the “Litigation Damages”); or (iv) any Environmental Liabilities arising out of any Environmental Conditions existing on, at, or underlying the Real Property as of the Closing Date, including, without limitation, those Environmental Conditions set forth on Schedule 3.22 (this clause (iv) being, the “Environmental Damages”), or (v) any amounts required to be paid to the beneficiary thereof under any stand-by letter of credit that is outstanding as of the Closing Date, or (vi) any Liabilities arising out of the Voluntary Self-Disclosure or any violations or noncompliance with Applicable Laws relating to the matters set forth in Section 3.25 (Illegal Payments) or Section 3.26 (Export Compliance), or (vii) any Liabilities arising from the matters set forth on Schedule 3.21(k). Notwithstanding the foregoing, with respect to indemnification for Seller Warranty Breaches pursuant to Section 9.2(a)(i), Litigation Damages pursuant to Section 9.2(a)(iii), and Environmental Damages pursuant to Section 9.2(a)(iv), other than in respect of any Excluded Representations or any fraud, intentional or criminal misconduct by any Seller, the Company or any Company Subsidiary, for which no minimum or maximum limitation shall apply, (A) the Sellers shall not be liable unless and until the aggregate amount of Damages with respect to Seller Warranty Breaches, Environmental Damages and Litigation Damages exceeds 1% of the Purchase Price, and then only for the amount by which such aggregate Damages exceed 1% of the Purchase Price, and (B) the maximum aggregate liability of the Sellers with respect to Seller Warranty Breaches, Environmental Damages and Litigation Damages shall not exceed 20% of the Purchase Price.
     (b) Buyer hereby indemnifies each Seller and their respective Representatives (collectively, the “Seller Indemnified Parties”) against, and agrees to hold each of them harmless from, any and all Damages incurred or suffered by such Seller Indemnified Party arising out of any of the following: (i) any untruth, inaccuracy, incorrectness or other breach of any representation or warranty of Buyer contained in this Agreement or any allegation by a third Person that, if true, would constitute such untruth, inaccuracy, incorrectness or breach (this clause (i) being a “Buyer Warranty Breach”); or (ii) any breach of any covenant or agreement made or to be performed by Buyer pursuant to this Agreement or any allegation by a third Person that, if true, would constitute such a breach. Notwithstanding the foregoing, with respect to indemnification for Buyer Warranty Breaches pursuant to Section 9.2(b)(i), other than Excluded Representations or any fraud, intentional or criminal misconduct of Buyer, for which no minimum or maximum limitation shall apply, (A) Buyer shall not be liable unless and until the aggregate amount of Damages with respect to Buyer Warranty Breaches exceeds 1% of the Purchase Price, and then only for the amount by which such Damages exceed 1% of the Purchase Price and (B) Buyer’s maximum liability with respect to Buyer Warranty Breaches shall not exceed 20% of the Purchase Price.
     (c) For purposes of this Section 9.2 any individual claim for Damages arising from a Seller Warranty Breach or Buyer Warranty Breach, as applicable, when taken together in the aggregate with all other related claims for Damages as a result of any such breach, that is less than $10,000 shall be treated as de minimus for purposes of this Agreement and shall not be a Seller Warranty Breach or Buyer Warranty Breach, as applicable.
     (d) For purposes of this Section 9.2, all Material Adverse Effect, Knowledge of the Sellers, the Sellers’ Knowledge and all other materiality and Knowledge qualifiers will be excluded from and given no effect in each representation, warranty and each covenant and agreement; in each case for determining whether there exists a breach, nonperformance, inaccuracy or untruth, and for determining the amount of Damages relating thereto.
     (e) Notwithstanding anything herein to the contrary, a Buyer Indemnified Party’s right to indemnification hereunder will not be affected by any investigation, notice to or knowledge acquired by Buyer, its counsel or its other Representatives at any time (with the exception of Buyer’s knowledge regarding the condition of the stress relieving oven and the proposed sandblasting facilities, paint booths and equipment and safety enhancements described in Section 3.7(b)), whether before or after the date of this Agreement, with respect to the untruth, inaccuracy, incorrectness or breach of or compliance or noncompliance with any representation, warranty, covenant or agreement of any Seller or the Company.
     Section 9.3 Procedures.
     (a) The party seeking indemnification under Section 9.2 (the “Indemnified Party”) agrees to give prompt notice to the party against whom indemnity is sought (the “Indemnifying Party”) of the assertion of any claim, or the commencement of any Litigation in respect of which indemnity may be sought under such Section 9.2 stating the amount of the Damages, if known, and the method of computation thereof and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under Section 9.2, except to the extent that such failure materially and adversely prejudices the Indemnifying Party.
     (b) Except as otherwise set forth in this Agreement, the Indemnifying Party shall be entitled to participate in the defense of any claim asserted by any third Person (the “Third-Party Claim”) and, subject to the limitations set forth in this Section 9.3, shall be entitled to control and appoint lead counsel for such defense, in each case at its expense, provided that (i) prior to assuming control of such defense, the Indemnifying Party must give written notice of its intention to do so to the Indemnified Party within 20 days after receipt of notice of such Third-Party Claim from the Indemnified Party; (ii) the Indemnifying Party acknowledges in writing that it has an indemnity obligation for any Damages resulting from such Third-Party Claim as provided under Section 9.2; (iii) the Third-Party Claim does not seek to impose any Liability on the Indemnified Party other than money damages; and (iv) the Third-Party Claim does not relate to the Indemnified Party’s relationship with any customer, supplier, manufacturing licensee or representative or employee.
     (c) If the Indemnifying Party shall assume the control of the defense of any Third-Party Claim in accordance with the provisions of Section 9.3(b), the Indemnifying Party shall be entitled without obtaining the prior written consent of the Indemnified Party to enter into any settlement of such Third-Party Claim, provided that (i) all monetary damages payable in respect of the Third-Party Claim are paid by the Indemnifying Party, (ii) the Indemnified Party receives a full, complete and unconditional release in respect of the Third-Party Claim without any admission or finding of obligation, liability, fault or guilt (criminal or otherwise) with respect to the Third-Party Claim, and (iii) no injunctive, extraordinary, equitable or other relief of any kind is imposed on the Indemnified Party or any of its Affiliates. The Indemnifying Party may otherwise settle such Third-Party Claim only with the consent of the Indemnified Party, which consent will not unreasonably be withheld or delayed.
     (d) The Indemnified Party shall be entitled to participate in the defense of any Third- Party Claim and to employ counsel of its choice for such purpose. The fees and expenses of such separate counsel with respect to the Third-Party Claim shall be paid by the Indemnified Party; provided that the Indemnifying Party shall pay the fees and expenses of such separate counsel if (i) the Indemnifying Party has failed to adequately assume and actively conduct the defense of such Third-Party Claim or to employ counsel with respect thereto; or (ii) in the reasonable opinion of the Indemnified Party, a conflict of interest exists between the interests of the Indemnified Party and the Indemnifying Party that requires representation by separate counsel, in which case the fees and expenses of such separate counsel will be paid by the Indemnifying Party. If the conditions of Section 9.3(b) are not satisfied, the Indemnified Party may assume the exclusive right to defend, compromise or settle such Third-Party Claim, but the Indemnifying Party will not be bound by any determination of a Third-Party Claim so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld or delayed); provided, that the Indemnified Party will not be required to obtain any consent of the Indemnifying Party to the determination of such Third-Party Claim (and will not prejudice its right to be indemnified with respect to such Third-Party Claim by settling such Third-Party Claim) if the Indemnifying Party is asserting that it has no obligation to indemnify the Indemnified Party in respect of such claim.
     (e) Each party agrees to reasonably cooperate, and to cause its Affiliates to reasonably cooperate, in the defense or prosecution of any Third-Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith, in each case at the cost and expense of the party who has the obligation to indemnify such Third-Party Claim, and such cooperation only to the extent so as to not waive any attorney-client privilege or otherwise breach any confidentiality agreements.
     (f) If the Indemnifying Party controls the defense of any Third-Party Claim pursuant to Section 9.3(b), the Indemnifying Party shall not be liable under Section 9.2 for any settlement effected without its consent of any claim, litigation or proceeding in respect of which indemnity may be sought hereunder, which consent will not be unreasonably withheld or delayed.
     Section 9.4 Payment from Escrow Account. Any claims that any Buyer Indemnified Party may have against any Seller pursuant to Section 9.2 will be paid first from the Escrow Amount in accordance with the provisions of this Agreement and the Escrow Agreement.
     Section 9.5 Exclusive Monetary Remedy. Except as provided in Section 10.1(c), Section 11.1(b) and Section 11.11 and in the case of fraud or intentional or criminal or willful misrepresentation or misconduct, (i) Sellers’ and Buyer’s sole monetary remedy against the other will be to seek indemnification as set forth in this Article 9, and (ii) any claim for monetary Damages against any party for any breach of this Agreement or in connection with any of the transactions contemplated hereby will be made solely pursuant to this Article 9.
     Section 9.6 Tax Treatment of Indemnification Payments. The Sellers and Buyer agree to treat any payment made pursuant to this Article 9 or Section 8.1 as an adjustment to the Purchase Price for federal, state and local income Tax purposes.
ARTICLE 10
NONCOMPETITION AGREEMENT
     Section 10.1 Noncompetition.
     (a) Except as provided in Section 10.1(b), in consideration of the purchase of the Shares (and the goodwill associated therewith) and the Business, each Seller covenants to Buyer that, for a period of five years from the Closing Date (the “Non-Competition Period”), without the prior written consent of Buyer (which consent may be withheld in the sole and absolute discretion of Buyer), neither any Seller nor any Affiliate of any Seller will, directly or indirectly (in any capacity, including as a shareholder, partner, member, investor, joint venturer, lender, principal, director, officer, employee, consultant or agent of any other Person): (i) except as set forth on Schedule 10.1 solely with respect to this clause (i), engage in, or have any financial interest in any other Person that engages in, the business of manufacturing, engineering, fabricating, designing, marketing or distributing any product or service sold by the Company or any Company Subsidiary during the two year period ending on the Closing Date or any product or service that is substantially similar to any product or service sold by the Company or any Company Subsidiary during the two year period ending on the Closing Date (each such product or service, a “Competing Product”) on a worldwide basis (the “Territory”); (ii) solicit or influence, or attempt to solicit or influence, any customer or any potential customer of the Business, or any Person that is, or within the 12-month period preceding the date of such activity was, a purchaser of products or services from the Company or any Company Subsidiary to purchase a Competing Product from any Person other than Buyer or its Affiliates; or (iii) employ, or recruit or solicit for employment, any Person who is an employee of the Business.
     (b) Any of the following will not be a violation of the restrictive covenant set forth in Section 10.1(a): (i) any Seller or any Affiliate of any Seller investing in publicly-traded equity securities constituting less than one percent of the outstanding securities of such class, (ii) if Robert Sherman enters into an employment agreement with either the Company or Buyer effective as of the Closing Date that contains a noncompetition provision, then such noncompetition provision will be in lieu of, and not in addition to, the restrictive covenant set forth in Section 10.1(a), and (iii) if the sales representative agreements in effect on the date hereof between the Company and any of the Niabco group of companies are terminated or otherwise not renewed by the Company or the U.S. Subsidiary party thereto, as applicable, then Warner G. Martin and Kevin P. Martin may, directly or indirectly, engage in or have a financial interest in any other Person that engages in the marketing and distribution (but not the manufacturing, designing, engineering or fabrication) of products or services sold by the Company or any Company Subsidiary.
     (c) Each Seller acknowledges and agrees that Buyer would be irreparably harmed by any violation of the restrictive covenant set forth in Section 10.1(a) and that, in addition to all other rights and remedies available to Buyer at law or in equity, Buyer will be entitled to injunctive and other equitable relief to prevent or enjoin any such violation. If any Seller or any Affiliate of any Seller violates Section 10.1(a), the period of time during which the provisions thereof are applicable will automatically be extended for a period of time equal to the time that such violation began until such violation permanently ceases.
     (d) Each Seller represents to Buyer that it is willing and able to engage in businesses that are not restricted pursuant to this Section 10.1 and that enforcement of the restrictive covenant set forth in this Section 10.1 will not be unduly burdensome to the Sellers. Each Seller acknowledges that its agreement to the restrictive covenant set forth in this Section 10.1 is a material inducement and condition to Buyer’s willingness to enter into this Agreement and the other Transaction Documents to which it is a party, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. Each Seller acknowledges and agrees that the restrictive covenant and remedies set forth in this Section 10.1 are reasonable as to time, geographic area and scope of activity and do not impose a greater restraint than is necessary to protect the goodwill and legitimate business interests of Buyer and its Affiliates (including, after the Closing, the Business). Each Seller acknowledges that Buyer and its Affiliates have a worldwide market and therefore have need of a worldwide geographic restriction.
     (e) Notwithstanding the foregoing, if the restrictive covenant set forth in this Section 10.1 is found by a court of competent jurisdiction to contain limitations as to time, geographic area or scope of activity that are not reasonable or not necessary to protect the goodwill or legitimate business interests of Buyer and its Affiliates, then such court is hereby authorized and directed to reform such provisions to the minimum extent necessary to cause the limitations contained in this Section 10.1 as to time, geographical area and scope of activity to be reasonable and to impose a restraint that is not greater than necessary to protect the goodwill and legitimate business interests of Buyer and its Affiliates (including, after the Closing, the Business).
ARTICLE 11
MISCELLANEOUS
     Section 11.1 Termination.
     (a) This Agreement may be terminated and the transactions contemplated hereby abandoned: (i) at any time prior to the Closing Date by mutual written consent of Buyer and the Sellers; (ii) by either Buyer, on the one hand, or the Sellers, on the other hand, if a condition to performance by the terminating party in Article 6 or Article 7, as applicable, has not been satisfied or waived prior to July 31, 2008; (iii) by the Sellers, on the one hand, or Buyer, on the other hand, if the other party has failed to cure a material breach of any of its representations, warranties or covenants under this Agreement within 15 days after it receives written notice of such material breach, or if impossible to cure, at any time after the occurrence of such material breach by the other party; (iv) by Buyer in the case of the destruction, loss or damage to assets of the Company or any Company Subsidiary worth in the aggregate $4,000,000 or more, or which would otherwise substantially impair the ability of Buyer to continue to operate the Business in the ordinary course, as determined by Buyer in its sole discretion (in either case a “Substantial Destruction”), whether or not such Substantial Destruction is covered by insurance; or (v) by Buyer, at any time, if there is pending or threatened Litigation in any court or any proceeding before or by any Governmental Body to restrain or prohibit or obtain damages or other relief with respect to this Agreement or the consummation of the transactions contemplated hereby or as a result of which Buyer could be required to dispose of any assets or operations of Buyer (including any assets or operations of the Company or any Company Subsidiary) or its Affiliates or to comply with any restriction on the manner in which Buyer or its Affiliates conduct their operations (including any operations acquired or to be acquired hereby); provided, that in each of the foregoing: (1) Buyer may not terminate this Agreement if the Closing has not occurred because of Buyer’s willful failure to perform or observe any of its covenants or agreements set forth herein or if Buyer is, at such time, in breach of this Agreement; and (2) the Sellers may not terminate this Agreement if the Closing has not occurred because of the willful failure of any Seller to perform or observe any of the covenants or agreements set forth herein or if any Seller is, at such time, in breach of this Agreement.

     (b) If this Agreement is terminated pursuant to this Section 11.1, all further obligations of the parties under this Agreement will terminate and no party will have any liability or obligation to any other party, except that the obligations under Section 5.8 (Publicity), Section 5.9 (Transaction and Other Costs), this Section 11.1, Section 11.2 (Notices), Section 11.4 (Expenses) and Section 11.12 (Sellers’ Agent) shall survive and Buyer, on the one hand, and the Sellers and the Company, on the other hand, will remain liable to the other for any breach of this Agreement by such party occurring prior to such termination and all legal remedies (including specific performance) of the other parties in respect of any such breach will survive such termination unimpaired and provided further, nothing in this Agreement will relieve any party of any liability for fraud, intentional or criminal misconduct.
     Section 11.2 Notices. All notices and other communications under this Agreement must be in writing and will be deemed given (a) when delivered personally, (b) on the fifth business day after being mailed by certified mail, return receipt requested, (c) the next business day after delivery to a recognized overnight courier or (d) upon transmission and receipt of confirmation of successful transmission by the facsimile operator if sent by facsimile, to the parties at the following addresses or facsimile numbers (or to such other address or facsimile number as such party may have specified by notice given to the other party pursuant to this provision):
if to Buyer:
Peerless Mfg. Co.
14651 North Dallas Parkway
Suite 500
Dallas, Texas 75254
Attention: Peter J. Burlage, President and Chief Executive Officer
Facsimile No.: (214) 351-0194
with a copy (which shall not constitute notice) to:
Fulbright & Jaworski L.L.P.
2200 Ross Avenue, Suite 2800
Dallas, Texas 75201
Attention: Corporate, Banking and Business Section Head
Facsimile No.: (214) 855-8200
if to Sellers (to the Sellers’ Agent):
Warner G. Martin
c/o Nibsco Supply, Inc.
S-3865 Taylor Road
Orchard Park, New York 14127
Facsimile No.: (716) 662-2580

with a copy (which shall not constitute notice) to:
Gross, Shuman, Brizdle & Gilfillan, P.C.
465 Main Street, Suite 600
Buffalo, New York 14203
Attention: David H. Alexander
Facsimile No.: (716) 854-2787
     Section 11.3 Amendments and Waivers.
     (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.
     (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.
     Section 11.4 Expenses. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense. If attorneys’ fees or other costs are incurred to secure performance of any obligations hereunder, or to establish damages for the breach thereof or to obtain any other appropriate relief, whether by way of prosecution or defense, the Prevailing Party will be entitled to recover reasonable attorneys’ fees and costs incurred in connection therewith. A party will be considered the “Prevailing Party” if: (a) it initiated the litigation and substantially obtained the relief it sought, either through a judgment or the losing party’s voluntary action before trial or judgment; (b) the other party withdraws its action without substantially obtaining the relief it sought; or (c) it did not initiate the litigation and judgment is entered into for any party, but without substantially granting the relief sought by the initiating party or granting more substantial relief to the non-initiating party with respect to any counterclaim asserted by the non-initiating party in connection with such litigation.
     Section 11.5 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, estates, legal representatives, successors and assigns. No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Buyer may (a) assign its rights and obligations under this Agreement to any direct or indirect wholly-owned subsidiary of Peerless Mfg. Co.; provided, that Peerless Mfg. Co. shall not be relieved from its obligations hereunder, and (b) collaterally assign its rights and obligations under this Agreement to its lenders, including, without limitation, Comerica Bank and the other lenders party to Buyer’s revolving credit and term loan facility, and Prospect Capital Corporation and any other lenders party to Buyer’s subordinated term loan facility. At the Closing, the Sellers will acknowledge in writing such collateral assignment to Buyer’s lenders as may be reasonably requested by Buyer. This Agreement is not intended to confer any rights or benefits on any Person other than the parties hereto, and to the extent provided in Article 9, the Buyer Indemnified Parties and the Seller Indemnified Parties.
     Section 11.6 Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of New York, and all rights and remedies shall be governed by said laws, without regard to conflict of laws principles.
     Section 11.7 Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any State or Federal court of competent jurisdiction in the State, County and City of New York, New York and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court, in each case in accordance with Applicable Law. The foregoing provisions shall not serve to prohibit a party from seeking to enforce in another jurisdiction a judgment properly obtained in any State or Federal court of competent jurisdiction in the State, County and City of New York, New York.
     Section 11.8 Counterparts; Effectiveness; Third-Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other parties hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or Liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns and the Company Subsidiaries.
     Section 11.9 Entire Agreement. This Agreement and the other Transaction Documents, including the Disclosure Schedule and all other schedules and exhibits hereto and thereto, constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement. The recitals to this Agreement are hereby incorporated by reference and made a part of this Agreement for all purposes.
     Section 11.10 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Body to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to affect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
     Section 11.11 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Unless otherwise expressly stated in this Agreement, no right or remedy described or provided in this Agreement is intended to be exclusive or to preclude a party from pursuing other rights and remedies to the extent available under this Agreement, at law or in equity.
     Section 11.12 Sellers’ Agent. Each Seller hereby constitutes and appoints Warner G. Martin (the “Sellers’ Agent”) its true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to take any action for each Seller and in such Seller’s name, place and stead, in any and all capacities, including, in connection with Section 2.3, Article 5, Article 6, Article 8 and Article 9. If Warner G. Martin is, for any reason, unable or unwilling to act or continue to act as Sellers’ Agent, then Kevin P. Martin will automatically become the Sellers’ Agent until such time as the Sellers appoint another individual to act as successor hereunder, and promptly notify Buyer of such appointment in writing, which notice of new Sellers’ Agent will be binding on Buyer upon receipt. Any notice properly given to the Sellers’ Agent pursuant to the provisions of this Section 11.12 shall be deemed for all purposes to be notice to each Seller. Without limiting the other provisions of this Section 11.12, with respect to the indemnification obligations set forth in Article 9, the Sellers’ Agent is hereby fully empowered to determine in his sole and absolute discretion the terms and conditions of any settlement of any indemnification claim, including any Third-Party Claim and any document, agreement or instrument that the Sellers’ Agent may execute pursuant hereto. Each Seller acknowledges and agrees that any such action taken or document executed by the Sellers’ Agent in accordance with this Agreement will be binding on each Seller and its respective successors and permitted assigns. Each Seller acknowledges and agrees that the powers and authority granted to the Sellers’ Agent are coupled with an interest and will be irrevocable and remain in full force and effect until the expiration of the indemnification obligations set forth herein.
[Remainder of the Page Left Intentionally Blank]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BUYER: PEERLESS MFG. CO.
By:	/s/ Peter J. Burlage
Peter J. Burlage,
President and Chief Executive Officer

COMPANY: NITRAM ENERGY, INC.
By:	/s/ Robert Sherman
Robert Sherman,
President

SELLERS:
/s/ Warner G. Martin
Warner G. Martin

/s/ Shirley J. Martin
Shirley J. Martin

/s/ Kevin P. Martin
Kevin P. Martin

/s/ Sherry L. King
Sherry L. King
[Signature Page to Stock Purchase Agreement]

/s/ Virginia M. O’Connor
Virginia M. O’Connor

/s/ Anthony J. Paliwoda
Anthony J. Paliwoda

/s/ Robert Sherman
Robert Sherman
[Signature Page to Stock Purchase Agreement]

SPOUSAL CONSENT
     Janet R. Martin, the spouse of Kevin P. Martin, has reviewed this Agreement and agrees that her community interest, if any, in the Shares held by Kevin P. Martin shall be bound by the terms hereof.

By:	/s/ Janet R. Martin
Janet R. Martin

     Patrick A. King, the spouse of Sherry L. King, has reviewed this Agreement and agrees that his community interest, if any, in the Shares held by Sherry L. King shall be bound by the terms hereof.

By:	/s/ Patrick A. King
Patrick A. King

     Kevin M. O’Connor, the spouse of Virginia M. O’Connor, has reviewed this Agreement and agrees that his community interest, if any, in the Shares held by Virginia M. O’Connor shall be bound by the terms hereof.

By:	/s/ Kevin M. O'Connor
Kevin M. O'Connor

     Rosemary Paliwoda, the spouse of Anthony J. Paliwoda, has reviewed this Agreement and agrees that her community interest, if any, in the Shares held by Anthony J. Paliwoda shall be bound by the terms hereof.

By:	/s/ Rosemary Paliwoda
Rosemary Paliwoda

     Loraine R. Sherman, the spouse of Robert Sherman, has reviewed this Agreement and agrees that her community interest, if any, in the Shares held by Robert Sherman shall be bound by the terms hereof.

By:	/s/ Loraine R. Sherman
Loraine R. Sherman

[Spousal Consent to Stock Purchase Agreement]